Exhibit 10.1

Portions of this exhibit (indicated by “[**]”) have been omitted pursuant to Item 601(b) of Regulation S-K. Schedules and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

CONFIDENTIAL

AUTHORIZED GENERIC PRODUCT SUPPLY AGREEMENT

AMNEAL PHARMACEUTICALS LLC,

– and –

ALKERMES PHARMA IRELAND LIMITED

Dated as of September 9, 2025

ARTICLE 1 — AUTHORIZED GENERIC PRODUCT LICENSE GRANT & LAUNCH		1
1.1	License Grant.	1
1.2	Launch.	3
ARTICLE 2 — SUPPLY		4
2.1	Supply of Authorized Generic Product.	4
2.2	API.	5
2.3	Serialization.	5
2.4	Packaging and Labeling.	5
2.5	Forecasts, Maximum Volume.	6
2.6	Purchase Order.	7
2.7	Delivery Timeframe.	8
2.8	Delivery Terms.	9
2.9	Third Party Launch Failure.	9
2.10	Timing and Return of Authorized Generic Product.	10
2.11	Returns.	10
2.12	Failure to Supply.	10
ARTICLE 3 — REGULATORY		12
3.1	Drug Listing Information and NDC Number.	12
3.2	Other Regulatory Matters.	13
3.3	Facility Compliance and Inspection.	14
3.4	Product Testing and Acceptance.	16
ARTICLE 4 — PRICING AND PAYMENT		18
4.1	Transfer Price.	18
4.2	Non-Refundable Upfront Costs.	18
4.3	Profit Share.	18
4.4	Payment Terms.	19
ARTICLE 5 — WARRANTIES		21
5.1	Distributor Warranties and Representations.	21
5.2	Supplier Warranties and Representations.	22
5.3	Debarred.	24
5.4	Ethics and Anti-Corruption.	24
5.5	Compliance with Trade Control Laws.	25
5.6	Further Compliance with Applicable Anti-Corruption Laws.	26
5.7	Subcontracting.	27
ARTICLE 6 — QUALITY, PHARMACOVIGILANCE & RECALLS		27
6.1	Quality.	27
6.2	Pharmacovigilance.	28
6.3	Product Recall.	29
6.4	Changes or Modifications in Manufacturing Activities.	30

i

ARTICLE 7 — INDEMNITY & INSURANCE		30
7.1	Indemnity.	30
7.2	Managing Claims.	31
7.3	Insurance.	32
ARTICLE 8 — CONFIDENTIALITY		32
8.1	Confidentiality Definition.	32
8.2	Obligations.	32
8.3	Exceptions.	33
8.4	Nondisclosure of Terms.	34
8.5	Right to Injunctive Relief.	34
8.6	Ongoing Obligation for Confidentiality.	34
ARTICLE 9 — TERM & TERMINATION		34
9.1	Term.	34
9.2	Events of Default; Termination.	35
9.3	Effects of Termination.	36
9.4	Nonexclusive Remedy.	37
9.5	Survival.	37
ARTICLE 10 — MISCELLANEOUS		38
10.1	LIMITATION OF LIABILITY.	38
10.2	Notice.	38
10.3	Relationship of Parties.	39
10.4	Affiliates and Third Party Designees.	39
10.5	Assignment.	40
10.6	Waiver.	40
10.7	Entire Agreement.	40
10.8	Amendment.	41
10.9	Severability.	41
10.10	Force Majeure.	41
10.11	Governing Law and Dispute Resolution.	41
10.12	Further Assurances.	42
10.13	Headings.	43
10.14	Expenses.	43
10.15	Licenses and Permits.	43
10.16	Interpretation; References.	43
10.17	Compliance with the Law.	43
10.18	No Third Party Beneficiaries.	44
10.19	Review by Legal Counsel.	44
10.20	[**].	44
10.21	Bankruptcy.	44
10.22	Counterparts and Delivery.	44
10.23	Language.	44

ii

SCHEDULE A — DEFINITIONS	A-1
SCHEDULE B – PHARMACOVIGILANCE AGREEMENT & QUALITY AGREEMENT	B-1
SCHEDULE C – NON-REFUNDABLE COSTS	C-1

iii

THIS AUTHORIZED GENERIC PRODUCT SUPPLY AGREEMENT is made as of September 9, 2025, by AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company with its principal place of business located at 400 Crossing Boulevard, Bridgewater, New Jersey 08807 (hereinafter “Amneal” or “Distributor”), and ALKERMES PHARMA IRELAND LIMITED, a company incorporated under the laws of Ireland and having its registered office at Connaught House, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland (“Supplier”). Distributor and Supplier may be referred to herein by name or individually as “Party” and collectively, as the “Parties.”

WHEREAS:

A. Supplier manufactures and distributes VIVITROL® (naltrexone for extended-release injectable suspension), 380mg per vial, in the United States of America (the “Territory”) in accordance with and as the holder of approved NDA No. 021897 (the “Brand Product”).

B. Distributor desires to distribute and sell to certain purchasers in the Territory an authorized generic version of the Brand Product (the “Authorized Generic Product”).

C. Supplier possesses Dossiers in relation to the Brand Product(s), which includes relevant patents, that may form the basis for Regulatory Filings to Regulatory Authorities for the purposes of obtaining Marketing Authorizations in the Territory.

D. Supplier wishes to grant Distributor, subject to the limitations set forth herein, non-exclusive distribution rights with respect to an Authorized Generic Product, and Supplier wishes to supply such Authorized Generic Product to Distributor and Distributor desires to obtains such rights and supply, upon the terms and subject to the conditions set forth herein.

E. Supplier and Distributor were parties to an Inter Partes Review, Case No. 2018-00943 (“IPR”) and entered into a Settlement and License Agreement dated July 26, 2019, pursuant to which the Parties settled and dismissed the IPR. As part of such settlement, Supplier and Distributer agreed to enter into this Agreement to appoint Distributor as a distributor of the Authorized Generic Product, subject to the terms and conditions set forth herein.

NOW THEREFORE in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Article 1 -
Authorized Generic PRODUCT License Grant & LaUNCH
1.1
License Grant.
(a)
Authorized Generic Product License. Supplier grants to Distributor a non-exclusive, non-sublicensable (except to Distributor’s Affiliates in accordance with Section 10.4), non-transferable license under the Licensed Intellectual Property Rights, the NDA and other Regulatory Filings for the sole purpose of Distributing the Authorized Generic Product in the Territory during the Launch Term. The license granted in this Section 1.1(a) shall include the right to reference the NDA and other Marketing Authorizations necessary for the Distribution of the Authorized Generic Product in the Territory.
(b)
Obligations of Distributor.
(i)
Distributor shall comply with all Applicable Law in connection with its Distribution of the Authorized Generic Product, including applicable recordkeeping obligations.
(ii)
Distributor shall not solicit or accept orders for sales of the Authorized Generic Product from any existing or prospective customer outside the Territory.
(iii)
Distributor shall not solicit or accept orders for sales of the Authorized Generic Product from any existing or prospective customer in the Territory prior to the Launch Date, provided, however, that [**].
(iv)
Distributor shall (A) store, handle and distribute the Authorized Generic Product in clean and sanitary conditions as required to maintain the quality and traceability of the Authorized Generic Product and according to the storage conditions described in the United States Pharmacopeia and in the approved Labeling for the Authorized Generic Product, (B) not alter the Authorized Generic Product in any manner, including the Labeling, (C) comply with GMP and all other Applicable Law, including applicable recordkeeping obligations, in connection with the storage, handling, distribution, marketing and sale of the Authorized Generic Product, and (D) not market the Authorized Generic Product in any manner that is inconsistent with the Labeling of the Authorized Generic Product or Applicable Law, or otherwise make any false or misleading representations to customers or others regarding the Authorized Generic Product.
(c)
Acknowledgement of IP Ownership. All Licensed Intellectual Property Rights, including those in respect of the Dossier, are, as between Supplier and Distributor, the exclusive property of Supplier and its Affiliates.
(d)
Pricing. Distributor shall have sole discretion to establish the prices and terms on which Distributor sells the Authorized Generic Product.
(e)
Promotional Materials.
(i)
Distributor will ensure that any and all Promotional Materials used by Distributor in the Distribution of the Authorized Generic Product comply with the Labeling, the NDA and Applicable Law. Distributor may develop its own Promotional Materials subject to this Section 1.1(e), and include the Authorized Generic Product’s generic name, launch date, available packaging configurations, and pricing and delivery terms in its introduction announcements to the trade, bill sheets and product catalog.

(ii)
Distributor shall provide Supplier with a copy of any proposed Promotional Material related to the Authorized Generic Product at least [**] months prior to the Launch Date. Supplier shall have [**] Business Days to review and provide written objection to the use of such materials. If Supplier objects to the Promotional Material within [**] Business Days, then Distributor shall promptly revise such proposed Promotional Materials in accordance with Supplier’s comments.
(iii)
Distributor shall provide Supplier with the requisite number of copies of the final agreed Promotional Material as set forth in subsection (ii) and in the form required by Supplier in a timely manner to allow Supplier to satisfy its obligation to file such Promotional Materials with the FDA prior to their first use as required by Applicable Law. Supplier will make such filing with the FDA within [**] Business Days after the date Distributor provides Supplier with such copies of the final version of such Promotional Materials. Distributor shall not use any Promotional Material until Distributor has received confirmation from Supplier that the applicable Promotional Material has been filed with the FDA.
(iv)
Supplier shall have no liability whatsoever to Distributor or any other Person in connection with Promotional Material created or used by Distributor, and Distributor shall indemnify Supplier pursuant to Article 7 for any Losses arising out of or resulting from Promotional Material created or used by Distributor, except that [**].
(f)
Reserved Rights. Any rights of Supplier not expressly granted to Distributor under the provisions of this Agreement are retained by Supplier. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary, Supplier retains rights (i) to Manufacture, or have Manufactured, the Brand Product, and (ii) to market, sell and distribute, or have marketed, sold or distributed, any products containing naltrexone in the Territory, including a generic product containing naltrexone. Except as expressly provided in this Agreement, no right, title or interest in, to or under the NDA or any patent, trade secret, trademark or any other intellectual property right of Supplier or its Affiliates is granted, whether express or implied, by Supplier to Distributor.
1.2
Launch
(a)
Launch. Subject to Section 2.9, Distributor will be entitled to launch the Authorized Generic Product on the date of a Third Party ANDA Product Launch (“Launch Date”).
(b)
Launch Conditions and Notice. The Launch Date of the Authorized Generic Product is January 15, 2027, subject to adjustment to an earlier or later launch date of the Authorized Generic Product pursuant to Section 1.2(b)(i) or 1.2(b)(ii) below.

(i)
If the Parties learn that [**].
(ii)
If the Parties learn that [**].

Under no circumstances will the Launch Date occur before the date of a Third Party ANDA Product Launch. For the avoidance of doubt, the launch conditions and other terms and conditions discussed in this Section 1.2(b) do not include the price and other sales terms on which Distributor sells the Authorized Generic Product, which Distributor shall have sole discretion to establish.

(c)
Unauthorized Launch. Subject to Distributor’s rights pursuant to Section 1.1(b)(iii), a launch of the Authorized Generic Product by Distributor prior to a Third Party ANDA Product Launch without Supplier’s express written consent will be deemed an unauthorized launch (“Unauthorized Generic Product Launch”), cause Supplier irreparable harm, and constitute a material breach of this Agreement, subject to immediate termination of this Agreement. In the event of an Unauthorized Generic Product Launch, Distributor agrees to immediately cancel all orders, remove any Authorized Generic Product from the marketplace and destroy or return such Authorized Generic Product to Supplier at Supplier’s sole option and at Distributor’s sole cost. Notwithstanding anything to the contrary herein, in the event of an Unauthorized Generic Product Launch, Supplier does not waive any rights or remedies it may have, including the right to seek compensation from Distributor for all damages that it incurred. For the avoidance of doubt, the reference in the first sentence of this Section 1.2(c) to Supplier’s express written consent shall only apply in the case of a launch of the Authorized Generic Product by Distributor prior to a Third Party ANDA Product Launch, and no such express written consent of Supplier shall be required for a launch of the Authorized Generic Product by Distributor at or after the time of the Third Party ANDA Product Launch or in connection with exercise of Distributor’s rights pursuant to Section 1.1(b)(iii).
Article 2 -
Supply
2.1
Supply of Authorized Generic Product.

(a) Supply. In the first calendar quarter of the Launch Term, Supplier will supply, and Distributor shall exclusively purchase from Supplier, one hundred percent (100%) of Distributor’s requirements of the Authorized Generic Product for the Territory for the Launch Term. Supplier shall Manufacture, Package, and deliver Authorized Generic Product to Distributor pursuant to the Final Batch Forecast and Single Purchase Order.

(b) Inventory and Stock. Supplier will be responsible for sourcing the Authorized Generic Product. Supplier shall procure all Components for manufacturing the Authorized Generic Product at Supplier’s cost. Supplier shall have established processes and procedures in place for auditing, qualifying, and monitoring suppliers of such materials in accordance with the Quality Agreement.

(c) Manufacturing Records. Supplier and Distributor shall maintain all records and samples (including retention samples) reasonably necessary to support GMPs and other regulatory requirements. All records relating to the Manufacture and Distribution of all Authorized Generic Product shall be retained for a period of not less than the approved shelf life of the Authorized Generic Product as set forth in the Marketing Authorization plus [**] or for such longer period as required by Applicable Laws. All other such records shall be maintained for a period consistent with current regulations.

2.2
API.

Supplier shall be responsible for procuring API and testing and analyzing such API to verify its compliance with applicable Specifications. Supplier shall maintain true, accurate and complete records of such sampling and analysis in accordance with the Quality Agreement.

2.3
Serialization.

Supplier shall comply with legislative and regulatory serialization requirements applicable in the Territory to the Authorized Generic Product. These efforts will be consistent with those of Supplier for the Brand Product. Distributor shall provide serial numbers via industry standards and provide other support related to serialization as Supplier reasonably requests. [**]

The Parties will initiate a project of work to establish and validate the process for transmission of serialization data no less than [**] months prior to the Launch Date.

2.4
Packaging and Labeling.
(a)
Specifications, Technical Drawings. The Authorized Generic Product shall be Packaged in accordance with Applicable Law, the Dossier and Marketing Authorization. Supplier shall provide the Authorized Generic Product to Distributor in finished Packaged form, with artwork provided by Distributor, at Distributor’s cost, pursuant to Sections 2.4(a)(i) and 2.4(a)(ii) and labeled with Distributor’s NDC Number. Distributor shall only Distribute Authorized Generic Product bearing Distributor’s NDC number.
(i)
Within [**] Business Days after execution of this Agreement, Supplier shall provide a dieline which describes technical requirements to process each Component during the packaging process.
(ii)
Not less than [**] months prior to the Launch Date, Distributor shall provide all artwork required in the Manufacturing of the Authorized Generic Product, including Labeling and Packaging specifications in accordance with the Supplier’s dieline. [**].

(iii)
Supplier shall destroy all artwork supplied or paid for by or on behalf of Distributor upon the termination or expiration of this Agreement.
(b)
Labeling.
(i)
Within [**] Business Days after execution of this Agreement, Supplier shall provide the package inserts, labeling, and packaging materials (collectively, “Labeling”) for the Brand Product.
(ii)
Not less than [**] months prior to the Launch Date, Distributor will provide Supplier with recommended changes to the Labeling which are in compliance with Applicable Law and which changes are limited to those that reflect that the product is the Authorized Generic Product and not the Brand Product.
(iii)
Distributor and Supplier will mutually agree on the changes to Labeling that are appropriate for the Authorized Generic Product. Supplier will provide Distributor a proof of such Labeling for its review and approval at least [**] months prior to the Launch Date. Distributor shall have [**] Business Days to review and either comment upon, or approve, such Labeling materials. If approval of, or comments to, the Labeling materials is not provided within such [**] Business Day period, then the Labeling materials shall be considered approved. If comments are provided by Distributor, the Parties will work in good faith to resolve such comments within [**] Business Days, with Supplier possessing final decision-making authority in respect of such Labeling materials, should resolution not occur within such period. Notwithstanding the timelines set forth herein, in the event of any change to the Labeling of the Brand Product, the Parties shall work in good faith to discuss revisions to the Labeling of the Authorized Generic Product so as not to delay Distributor’s planned launch of the Authorized Generic Product or, if launched, so as to promptly update Labeling of the Authorized Generic Product, to the extent required.
(iv)
Supplier will be responsible for procuring all Labeling necessary to enable it to perform its obligations under this Agreement, subject to Distributor providing Supplier with the artwork, design and other content of the Labeling in accordance with the timelines set forth herein. Supplier or its Third Party designee shall maintain complete and accurate records of the usage and disposal of all Labeling related to the Manufacture of Authorized Generic Product(s) for Distributor. Supplier makes no representations or warranties with respect to the content of the Labeling of the Authorized Generic Product to the extent determined by Distributor (artwork, design, etc.).
2.5
Forecasts, Maximum Volume.
(a)
Forecasts. [**] days after execution of this Agreement and then, commencing on the first day of the calendar quarter after the Effective Date of this Agreement and on the first day of each calendar quarter thereafter, Distributor will provide a non-binding forecast of Distributor’s requirements of Authorized Generic Product, which Distributor will use commercially reasonable efforts to estimate, stated in full Batch quantities (each, a “Forecast” and the first such Forecast, the “First Forecast”). Each Forecast shall specify the number of Batches to be Delivered [**] (the “First Tranche”) and the number of Batches to be Delivered [**] (the “Second Tranche”).
(b)
Forecast Adjustment. [**] prior to each Forecast, and [**] days prior to the Single Purchase Order, Distributor will query Supplier as to [**] (“Forecast Adjustment”). For the avoidance of doubt, subject to Section 2.5(c), no upward adjustment of the volume stated in the First Forecast is allowed in any subsequent Forecast, in the Final Batch Forecast or in the Single Purchase Order.
(c)
Final Forecast. Not less than [**] months before the Launch Date, Distributor will send Supplier a final binding Forecast with the number of Batches of Authorized Generic Product in the First Tranche and the Second Tranche, where such forecast may amend downward the quantity of Authorized Generic Product specified by Distributor in its First Forecast, as may be modified by the Forecast Adjustment, subject to the Maximum Volume limitation set forth below (such number of Batches of Authorized Generic Product for each of the First Tranche and the Second Tranche, the “Final Batch Forecast”). If Distributor’s forecasts, including the Final Batch Forecast, do not conform to the allowable adjustments provided for herein, Distributor will have [**] Business Days from receipt of written notice by Supplier to correct such deficiencies. [**]
(d)
Maximum Volume. Distributor’s requirements of Authorized Generic Product may not exceed [**] Batches, with up to [**] Batches in the First Tranche and up to [**] Batches in the Second Tranche (the “Maximum Volume”).
2.6
Purchase Order.
(a)
Single Purchase Order. On or before [**], Distributor may place a single purchase order for one hundred percent (100%) of its requirements of Authorized Generic Product as stated in the Final Batch Forecast, specifying the number of Batches of Authorized Generic Product in each of the First Tranche and the Second Tranche (the “Single Purchase Order”). The Single Purchase Order must specify the quantity of Authorized Generic Product ordered (which must be in full Batch quantities only). Delivery pursuant to the Single Purchase Order shall be in the same calendar quarter as the Launch Date (or, if elected by Distributor pursuant to Section 1.2(b)(i), the immediately following calendar quarter) (such calendar quarter, the “Delivery Window”). Supplier shall solely control the number and timing of the deliveries (i.e., the dates on which deliveries are made) within the Delivery Window (each, a “Delivery Date”), in accordance with Section 2.7.

(b)
Purchase Order Content. Distributor shall issue the Single Purchase Order with the following information:
(i)
Supplier material number;
(ii)
Single Purchase Order Number;
(iii)
First Tranche quantity in full Batch quantities;
(iv)
Second Tranche quantity in full Batch quantities:
(v)
shipping address;
(vi)
billing and email address for receipt of invoices;
(vii)
Delivery Window; and
(viii)
addressed to:

Commercial Supply Chain
Alkermes Pharma Ireland Limited
Connaught House
1 Burlington Road
Dublin 4
D04 C5Y6
IRELAND
+353 1 772 8000

(ix)
e-mailed to:

[**]

(c)
Acknowledgment and Acceptance of Single Purchase Order. Supplier shall acknowledge receipt of the Single Purchase Order within [**] Business Days of receipt, [**]. Any terms written on the Single Purchase Order, other than those set forth above will not be binding on Supplier. Supplier shall not reject the Single Purchase Order if it complies with the terms of this Agreement.
2.7
Delivery Timeframe.
(a)
First Tranche. Upon Supplier’s receipt of payment of the Deposit, Supplier will Deliver, and Distributor shall take Delivery of, the First Tranche of Authorized Generic Product between [**] (“First Delivery”).
(b)
Second Tranche. By [**], Distributor shall notify Supplier in writing of:
(i)
the number of Batches set forth in the Second Tranche of the Single Purchase Order that Distributor wishes to take Delivery of as Authorized Generic Product by [**] (“Second Delivery”), and

(ii)
the number of Batches set forth in the Second Tranche of the Single Purchase Order that Distributor does not wish to take Delivery of as Authorized Generic Product.
(c)
Second Delivery. If Distributor notifies Supplier that Distributor would like to take delivery of [**] or more Batches of Authorized Generic Product pursuant to Section 2.7(b)(i), then Supplier will use commercially reasonable efforts to Deliver such Authorized Generic Product by [**].
2.8
Delivery Terms.
(a)
Advance Shipping Notification. For the First Delivery, Supplier shall provide Distributor with at least [**] Business Days’ advance Delivery notification and at least [**] days’ prior written notice of the date on which Authorized Generic Product is anticipated to be made available to Distributor for collection at Supplier’s Third Party packaging facility. For the Second Delivery, Supplier shall use commercially reasonable efforts to provide Distributor with at least [**] advance Delivery notification and [**] days’ prior written notice of each date on which Authorized Generic Product is anticipated to be made available to Distributor for collection at Supplier’s Third Party packaging facility.
(b)
Incoterms; Title. All deliveries of the Authorized Generic Product shall be made [**]; for clarity, the Authorized Generic Product will be deemed delivered by Supplier upon Supplier making the Authorized Generic Product available to Distributor for collection [**] (“Delivery” or “Delivered” or “Deliver”). Title to the Authorized Generic Product (for both the First Tranche and the Second Tranche) shall pass from Supplier to Distributor upon Delivery.
(c)
Distributor Collection. Distributor will arrange for collection of the Authorized Generic Product from the Supplier’s Third Party packaging facility within [**] days of the Authorized Generic Product being Delivered, but in no event shall collection be later than [**]. Distributor will bear the cost of any storage fees at Supplier’s Third Party packaging facility (at such Third Party’s then customary rates) beyond [**] Business Days of being Delivered.
(d)
Risk of Loss. Risk of loss shall pass upon Delivery. Supplier shall pass to Distributor good and marketable title to each Authorized Generic Product at the time of Delivery, free and clear of all liens, claims, security interests, pledges, charges, mortgages, deeds of trusts, options, or other encumbrances of any kind.
2.9
Third Party Launch Failure.

Notwithstanding anything to the contrary in this Agreement, in the event a Third Party ANDA Product Launch does not occur within ninety (90) days after January 15, 2027, or within ninety (90) days of an earlier Launch Date as provided in Section 1.2(b)(i) (“Third Party ANDA Product Launch Failure”), Distributor shall no longer have the right to launch the Authorized Generic Product. In the event of a Third Party ANDA Product Launch Failure, upon written request of Distributor, Supplier agrees to discuss and consider, for a period of thirty (30) days from the date of the Third Party ANDA Product Launch Failure, whether to allow Distributor a second opportunity to launch the Authorized Generic Product. For clarity, Supplier is under no obligation to agree to a second opportunity to launch the Authorized Generic Product.

2.10
Timing and Return of Authorized Generic Product.
(a)
For Batches Delivered pursuant to Sections 2.7(a) and 2.7(b)(i), in the event of a Third Party ANDA Product Launch Failure [**].
(b)
For Batches that Distributor ordered pursuant to Section 2.7(b)(i) but that were not Delivered by [**]:
(i)
[**]
(ii)
[**]
(c)
For Batches that Distributor did not order pursuant to Section 2.7(b)(ii) (the units in such Batches, “Non-Ordered Units”):
(i)
In the event that (1) there is a Third Party ANDA Product Launch Failure, and (2) Supplier [**]
(ii)
In the event that there is a Third Party ANDA Product Launch within [**] days of the Launch Date, or Supplier [**].
(d)
Proof of Destruction. Supplier will provide proof of destruction for all units of Authorized Generic Product for which [**]. For clarity, Supplier is under no obligation to destroy any Brite Stock.
2.11
Returns.

Except as set forth in Sections 1.2(c), 2.10 and 3.4(b), Distributor will not have any right to return any Authorized Generic Product to Supplier, it being acknowledged and agreed that the handling and processing of any and all returns of Authorized Generic Product from Distributor’s Third Party customers shall be solely Distributor’s responsibility. In the event Supplier receives any Authorized Generic Product from a Third Party, Supplier shall notify Distributor of such returned Authorized Generic Product and destroy such returned Authorized Generic Product at Distributor’s sole expense.

2.12
Failure to Supply.
(a)
Supply Failure. Supplier will promptly notify Distributor in writing in the event that Supplier is unable, or anticipates that it will be unable, to supply Authorized Generic Product [**] (“Failure to Supply”). [**]. Within [**] calendar days of receipt of such notification, the Parties will meet and discuss Supplier’s remaining manufacturing capacity in relation to Distributor’s requirements of Authorized Generic Product and what Supplier can supply to Distributor by the close of the Delivery Window. For any Failure to Supply, Distributor will have the right to cancel orders for any quantities of the Authorized Generic Product that are not able to be supplied by the close of the Delivery Window due to such Failure to Supply, effective upon notice to Supplier, and Distributor will have no further obligations to purchase any such cancelled quantities of Authorized Generic Product. In any event, with respect to Supplier’s capacity, Distributor’s Single Purchase Order with respect to Authorized Generic Product shall rank pari passu with any orders (whether of Supplier or its Affiliates or any Third Party) for any other authorized generic version of the Brand Product Manufactured or supplied by Supplier or its subcontractors.
(b)
[**] Damages for Failure to Supply. For any Failure to Supply that is not related, in whole or in part, to Distributor’s failure to comply with Distributor’s obligations as set forth in this Agreement, as Distributor’s sole and exclusive remedy under this Agreement, including in lieu of Delivery of the Authorized Generic Product, Supplier will be liable for [**] damages in the amount of [**] per Batch that has been ordered by Distributor as specified in the First Tranche of the Single Purchase Order but not Delivered by Supplier (to the extent a partial Batch is Delivered, Distributor will be compensated on a pro rata basis). For clarity, any quantities of Authorized Generic Product set forth in the Second Tranche of the Single Purchase Order that Supplier is unable to Deliver by [**], are not subject to [**] damages and the sole remedy for any such failure is as provided in Section 2.10(b).
(c)
Force Majeure Exception. The [**] damage remedy specified in this section will not apply if the unremedied Failure to Supply arises in whole or in material part due to a Force Majeure Event.
(d)
Distributor-Related Supply Delay. For any supply delay related to or caused by, in a material respect, Distributor’s failure to comply with the terms set forth in this Agreement, Supplier’s failure to supply Distributor per the terms set forth in the Single Purchase Order will not be considered a Failure to Supply (“Distributor-Related Supply Delay”). For any Distributor-Related Supply Delay, the Parties will use commercially reasonable efforts to supply Distributor the Authorized Generic Product ordered by Distributor and Manufactured by Supplier (“Ordered Authorized Generic Product”) within the Delivery Window. If Supplier determines that it is unable to provide Distributor with the Ordered Authorized Generic Product within the Delivery Window having at least [**] months of shelf-life due to the Distributor-Related Supply Delay, Distributor shall have the option to take the Ordered Authorized Generic Product with less than [**] months of shelf-life or ask Supplier to use commercially reasonable efforts to repurpose the Ordered Authorized Generic Product. If Supplier is asked to repurpose the Ordered Authorized Generic Product, and Supplier reasonably believes that it will not be able to sell such Ordered Authorized Generic Product, then Distributor will pay [**] of the Transfer Price for such Ordered Authorized Generic Product and such amount will not be deducted from the Net Sales or Net Profits, after which Supplier will have no further obligation to supply Distributor with Authorized Generic Product.
(e)
Termination by Distributor. Without limiting the other provisions of this Agreement, including this Section 2.12, Distributor shall have the right to terminate this Agreement upon written notice to Supplier following any Failure to Supply that Supplier is not able to remedy by the close of the Delivery Window.
Article 3 -
REGULATORY
3.1
Drug Listing Information and NDC Number.
(a)
Drug Listing Information. Supplier shall submit, with the assistance of Distributor as reasonably required by Supplier, drug listing information to the Regulatory Authority with respect to the Authorized Generic Product.
(b)
NDC Number. Distributor shall be responsible for complying with Regulatory Authority listing requirements for the Authorized Generic Product. Distributor shall establish NDC Numbers for each packaging configuration for the Authorized Generic Product. Distributor shall sell or distribute the Authorized Generic Product using new NDC Numbers, different than those for the Brand Product, indicating Distributor as the distributing or selling party. Distributor shall obtain such NDC Numbers sufficiently in advance of the launch of the Authorized Generic Product in the Territory to comply with the Labeling enumerated in Article 2 of this Agreement. Supplier shall reasonably assist Distributor in obtaining such NDC Numbers and Regulatory Authority authorization to begin Distributing Authorized Generic Product, including the provision of documentation or materials to the Regulatory Authorities in the Territory.
(c)
Manufacturer on Label. Supplier shall be identified as the manufacturer of the Authorized Generic Product on the Label.
(d)
Last Mile. Distributor acknowledges that once it takes Delivery of the Authorized Generic Product from Supplier, in accordance with the Quality Agreement, it has certain last mile obligations to ensure the safety of the Authorized Generic Product from Distributor to Distributor’s customers including: (i) confirming through audit or documentation that only FDA regulated facilities (as described in 21 CFR Part 211) (hereinafter “FDA Regulated Facilities”) are utilized for warehousing, storing and distributing the Authorized Generic Product; (ii) confirming through audit or documentation that only FDA licensed distributors that are GMP compliant, possess 21 CFR Part 11 compliance (where applicable), and are DSCSA (Drug Supply Chain Security Act) compliant (“FDA Licensed Distributors”) are utilized for the transport of Authorized Generic Product; (iii) [**] (iv) providing notification to Supplier of any temperature excursions; (v) maintaining an inventory management system through which Distributor authorizes, provides for release of and can quarantine, Authorized Generic Product to such FDA Licensed Distributors and FDA Regulated Facilities; and (vi) maintaining records of compliance with these last mile obligations (collectively (i) through (vi), “Last Mile Obligations”). Regarding this quality-related matter, in the event of conflict between the Quality Agreement and this Agreement, the Quality Agreement shall govern.
(e)
Supplier Audit Right for Compliance with Last Mile. At least [**] months prior to the Launch Date, and thereafter during the Term, Supplier shall be entitled to audit Distributor’s facilities where the Authorized Generic Product is stored for compliance with the Last Mile Obligations. During the Term and for [**] years thereafter, or for such longer period as may be required by Applicable Law and in accordance with the Quality Agreement, Distributor shall prepare and retain accurate records pertaining to its Last Mile Obligations under this Agreement. Such records shall be made available for review, audit and inspection by Supplier, upon reasonable advance notice to Distributor, during regular business hours, for the purpose of verifying Distributor’s compliance with the Last Mile Obligations.
3.2
Other Regulatory Matters.
(a)
Seller Responsibilities. Except as otherwise stated in this Agreement, Supplier shall be responsible for addressing all regulatory matters relating to the Authorized Generic Product in the Territory. Supplier shall maintain the NDA in accordance with Applicable Law and requirements of the applicable Regulatory Authority and be solely responsible for interacting with the FDA in respect of the NDA, including the filing of all annual reports and any other document required by the FDA or other applicable Regulatory Authority in order to enable the Distribution of the Authorized Generic Product by Distributor in the Territory.
(b)
Distributor Responsibilities. Distributor is responsible for complying with regulatory requirements and other matters which relate solely to Distributor’s role as a distributor of the Authorized Generic Product using the Distributor’s NDC Numbers, including Last Mile Obligations as provided for in Section 3.1(d), communications and filings with and submissions to any Regulatory Authority concerning sales of the Authorized Generic Product, and prices, discounts, rebates, fees, charge-backs, and other payments associated with Distributor’s distribution and sale of the Authorized Generic Product. Distributor shall obtain and maintain any and all regulatory and governmental permits, licenses and approvals that are necessary for Distributor to Distribute the Authorized Generic Product in accordance with the terms of this Agreement and Applicable Law.
(c)
Permits, Licenses and Approvals. Supplier shall also obtain and maintain any and all regulatory and governmental permits, licenses and approvals that are necessary for Supplier to Manufacture the Authorized Generic Product for Distributor in accordance with the terms of this Agreement and Applicable

Law. Distributor shall provide timely assistance to Supplier, as necessary, to obtain and maintain regulatory and governmental permits, licenses and approvals necessary for Distribution of the Authorized Generic Product.
(d)
Written Notices. Supplier and Distributor will each promptly notify the other Party of all written notices of violations (including threatened notices of material violations) of Applicable Law and the Quality Agreement related to the Authorized Generic Product, including in respect of Distributor’s Distribution of the Authorized Generic Product in the Territory, received from any Governmental Authority or Regulatory Authority or any competitor company or other Person, and shall provide to the other Party copies of all such notices and written responses, provided that Supplier may redact sensitive information not necessary for Distribution of the Authorized Generic Product. In all instances, Distributor and Supplier will work together in good faith to agree upon a course of action and whichever Party is required to respond, assuming a response is necessary, that Party will solicit, and consider in good faith, input from the other Party prior to responding to the notice.
3.3
Facility Compliance and Inspection.
(a)
Compliance. Supplier shall maintain the facilities where the Authorized Generic Product is Manufactured, Packaged, Labeled, and tested, including Third Party locations, if any, in compliance with GMP and Applicable Law. Distributor shall maintain the facilities where the Authorized Generic Product is stored prior to shipment to Distributor’s customers, including Third Party locations, if any, in compliance with GMP and Applicable Law.
(b)
Regulatory Driven Inspections of Supplier. For the period of time between the date that the Final Batch Forecast is provided to Supplier and the end of the Launch Term, if Supplier receives any notification from Regulatory Authorities of any inspection of its manufacturing facilities materially impacting the manufacture, testing or storage of Authorized Generic Product, or any warning letter or similar correspondence from any such Regulatory Authority relating to the Authorized Generic Product, then Supplier shall:
(i)
provide Distributor with copies or extracts of (A) such notice of inspection and (B) all such notices, correspondence and related documents received by Supplier from, or sent by Supplier to, the applicable Regulatory Authorities, which may be redacted for sensitive information not necessary for Distribution of the Authorized Generic Product;
(ii)
permit the applicable Regulatory Authorities to enter Supplier’s facilities for the purpose of regulatory inspection;
(iii)
furnish Distributor with relevant copies or extracts of such reports and analyses relating to the Authorized Generic Product received by Supplier as a result of any such inspection relating to the Authorized Generic Product, which Supplier may redact for any proprietary information not necessary for Distribution of the Authorized Generic Product; and
(iv)
ensure that any deficiencies are corrected, at Supplier’s expense, as soon as reasonably practicable.
(c)
Regulatory Driven Inspections of Distributor. For the period of time between the first Delivery Date and the end of the Launch Term, if Distributor receives any notification from Regulatory Authorities of any inspection of facilities where the Authorized Generic Product is stored prior to shipment to Distributor’s customers, or at any time if Distributor receives any warning letter or similar correspondence from any such Regulatory Authority relating to the Authorized Generic Product, then Distributor shall:
(i)
provide Supplier with copies or extracts of (A) such notice of inspection and (B) all such notices, correspondence and related documents received by Distributor from, or sent by Distributor to, the applicable Regulatory Authorities;
(ii)
permit the applicable Regulatory Authorities to enter Distributor’s facilities for the purpose of regulatory inspection;
(iii)
furnish Supplier with relevant copies or extracts of such reports and analyses received by Distributor as a result of any such inspection relating to the Authorized Generic Product, which Distributor may redact for any proprietary information; and
(iv)
ensure that any deficiencies are corrected, at Distributor’s expense, as soon as reasonably practicable.
(d)
Distributor Inspections. Within [**] days of the Launch Date, and thereafter until the latest expiration of Authorized Generic Product delivered hereunder, but not more than once every [**] months (or more frequently in the case of a for-cause inspection), Distributor shall be entitled to have a Third Party audit firm reasonably acceptable to Supplier conduct a GMP audit of the facilities where the Authorized Generic Product is Manufactured, Packaged, Labeled, and tested; provided that (i) the Third Party audit firm will disclose to Distributor only whether or not the facilities are in GMP compliance and specific details concerning any GMP non-compliance, (ii) no proprietary information or any patent, trade secret, trademark or any other intellectual property of Supplier will be provided by the Third Party audit firm to Distributor without the prior consent of Supplier, and (iii) the Third Party audit firm shall execute a reasonable confidentiality agreement with Supplier prior to commencing any audit. In lieu of such audit, Supplier may provide a GMP audit report from a reputable Third Party audit firm reasonably acceptable to Distributor.

3.4
Product Testing and Acceptance.
(a)
Product Testing and Inspections. Each shipment of the Authorized Generic Product shall be accompanied by certificate of analyses for the Authorized Generic Product and diluent and certificate of release (COA/COC) consistent with those provided for the Brand Product. Supplier will also provide Distributor with the same Material Safety Data Sheets (“MSDS”), or equivalent instrument recognized by the applicable Regulatory Authority, as required for the Authorized Generic Product. Supplier is responsible for testing Components and other materials in accordance with the Specifications.
(b)
Non-Conforming Goods. Distributor will visually inspect an Authorized Generic Product shipment within [**] Business Days of receipt at Distributor’s facility to confirm that the quantity of Batches of Authorized Generic Product shipped is accurate. Distributor shall notify Supplier of any error in quantity shipped within [**] Business Days of receipt of such shipment and, in the event a greater number of Authorized Generic Product Batches were received than ordered, either coordinate with Supplier to return to Supplier, at Supplier’s sole expense, any excess Batches of Authorized Generic Product received or retain and pay for such excess quantity, which shall be at Distributor’s sole discretion. In the event that fewer Authorized Generic Product Batches were received than ordered, Distributor shall notify Supplier of this shortage. In the event Authorized Generic Product does not meet the Required Standards, as determined pursuant to this Section 3.4(b), Supplier will within [**] Business Days of Delivery or discovery, as applicable under Section 3.4(b)(i) or 3.4(b)(ii) below, at [**] option, either (i) replace such non-conforming Authorized Generic Product as promptly as reasonably practicable (provided that such Authorized Generic Product can be replaced within the same calendar quarter as Delivery of the non-conforming Authorized Generic Product) or (ii) refund the Transfer Price previously paid by Distributor for such non-conforming Authorized Generic Product. In the case of (x) any shortage in quantity of Authorized Generic Product Delivered pursuant to the First Delivery or (y) any non-conforming Authorized Generic Product Delivered pursuant to the First Delivery, in either case of greater than [**] of the quantity specified in the Single Purchase Order, notified pursuant to Section 3.4(b)(i) below, then, in the case of (x), if Supplier is not able to furnish the shortage in Authorized Generic Product within the same calendar quarter of Supplier’s Delivery or, in the case of (y), if the Supplier is not able to replace the non-conforming Authorized Generic Product by the close of the Delivery Window, then Distributor’s sole remedy is as set forth in Section 2.12(b).
(i)
Distributor shall notify Supplier in writing within [**] Business Days of Supplier’s Delivery of the Authorized Generic Product if, based on Distributor’s visual inspection made with reasonable care, any Authorized Generic Product does not appear to be in compliance with the Specifications. Such notice must include evidence to support such a finding.

(ii)
For hidden defects not apparent from a visual inspection made with reasonable care that cause such Authorized Generic Product not to meet Specifications, Distributor shall notify Supplier in writing within [**] Business Days of Distributor’s discovery of such defects with evidence to support any finding that one or more units of Authorized Generic Product do not appear to be in compliance with the Specifications.
(iii)
If Distributor fails to provide notice as required under Sections 3.4(b)(i) and 3.4(b)(ii), then the Authorized Generic Product is deemed accepted and Supplier is not required to take any action.
(iv)
If requested by Supplier, Distributor shall ship a sample of Authorized Generic Product alleged not to meet Specifications to Supplier at Distributor’s expense.
(v)
If Supplier agrees that all or a portion of the Authorized Generic Product does not meet the Specifications, Supplier and Distributor shall coordinate to destroy, or return to Supplier at Supplier’s sole discretion, such Authorized Generic Product at Supplier’s expense.
(vi)
If Supplier does not agree with Distributor’s determination that the Authorized Generic Product fails to conform to the Specifications, then Supplier shall so notify Distributor in writing within [**] Business Days of the later of its receipt of Distributor’s notice of non-conformity with respect to the Authorized Generic Product and Supplier’s receipt of a requested sample of such allegedly non-conforming product. Supplier and Distributor shall use reasonable efforts to resolve such disagreement as promptly as possible. Without limiting the foregoing, in the event that Supplier and Distributor are unable to resolve such disagreement within [**] calendar days of the later of Supplier’s receipt of Distributor’s notice of non-conformity with respect to the Authorized Generic Product and Supplier’s receipt of a requested sample of such allegedly non-conforming Authorized Generic Product, then a sample of the allegedly non-conforming Authorized Generic Product may be submitted for testing to an independent testing organization, or to a consultant of recognized repute within the United States pharmaceutical industry, in either case as mutually agreed upon by the Parties (such organization or consultant, the “Independent Laboratory”) for a determination as to whether or not such Authorized Generic Product conforms to the Specifications, as applicable. If the records from Supplier and Distributor confirm that the Authorized Generic Product was stored and maintained at all times as required by the Specifications, or if neither Party’s records confirm that the Authorized Generic Product was stored and maintained at all times as required by the Specifications, the determination of the Independent Laboratory with respect to all or part of the shipment of the Authorized Generic Product shall be final and binding upon the Parties. If only one Party’s records confirm storage and maintenance of the Authorized Generic Product according to the

Specifications then, absent a contrary decision by the Independent Laboratory, the other Party (without such confirming records), shall be deemed to have caused the non-conforming Authorized Generic Product. The cost of the Independent Laboratory and all other necessary and related expenses shall be borne by the Party with whom the Independent Laboratory disagrees.
(vii)
Notwithstanding anything to the contrary in this Agreement, the remedies set forth in this Section 3.4(b) (including [**] damages for Failure to Supply in accordance with Section 2.12(b)) are only applicable for failure to meet Specifications or non-conformance of the Authorized Generic Product that are not related, in whole or in part, to Distributor’s failure to comply with Distributor’s obligations as set forth in this Agreement.
Article 4 -
PRICING AND PAYMENT
4.1
Transfer Price. The transfer price for the Authorized Generic Product is Supplier’s Fully Burdened Manufacturing Cost for the Manufacture of the Authorized Generic Product, plus [**] on a per unit basis (the “Transfer Price”). Non-Refundable Costs specified in Section 4.2 are not included in the Transfer Price.
4.2
Non-Refundable Upfront Costs. The non-refundable upfront costs are a subset of Supplier’s Fully Burdened Manufacturing Costs, plus [**] of such costs, which subset shall be the costs incurred [**] in the amounts set forth in the Single Purchase Order (“Non-Refundable Costs”). Costs included in Transfer Price as specified in Section 4.1 are not included in the Non-Refundable Costs.
4.3
Profit Share.
(a)
Net Profit Split. Distributor and Supplier agree to allocate the Net Profits (subject to Section 4.3(e)) as follows: [**] of Net Profits allocated to Supplier (the “Supplier’s Profit Share Amount”) and [**] of Net Profits allocated to Distributor.
(b)
Estimates. Within [**] days after the end of each calendar quarter after Launch and during the Term, Distributor shall provide Supplier with an estimate of the number of units of Authorized Generic Product sold by Distributor and the average sales price for such units during such calendar quarter.
(c)
Quarterly Reports. Within [**] days after the end of each calendar quarter after the Launch Date and during the Term, Distributor shall provide Supplier with a quarterly report detailing the amount of Authorized Generic Product sold by Distributor and the type and amount of all items used in Distributor’s calculation of Net Sales and Net Profits. Distributor shall also provide Supplier with the number of units of Authorized Generic Product returned to Distributor within the quarter.

(d)
True-Ups. Within [**] days after the end of each calendar quarter after the Launch Date and during the Term, Distributor shall provide Supplier with the total amounts of Net Profits and Net Sales. The Parties agree that the Transfer Price paid for non-conforming Authorized Generic Product shall be accounted for separately and not in the calculation of Net Profit or Net Sales.
(e)
Negative Net Profit. Notwithstanding anything to the contrary in this Agreement, Supplier will not be obligated to pay Distributor in the event of any negative Net Profit to Supplier. [**]
4.4
Payment Terms.
(a)
Invoices; Timing.
(i)
Upon Distributor’s placement of its Single Purchase Order, Supplier will invoice Distributor (at APNJ@amneal.com) for all Non-Refundable Costs. Distributor shall pay such invoice within [**] days of its receipt. The Non-Refundable Costs will not be included in the Transfer Price and are not subject to refund by Supplier under any circumstances, except as provided in Section 4.4(f).
(ii)
Subject to Section 1.2(b), on [**], Supplier will invoice Distributor (at APNJ@amneal.com) for the Transfer Price of the Authorized Generic Product to be shipped pursuant to the Single Purchase Order (“Transfer Price Invoice”). Distributor shall make payment within [**] days of receipt of invoice, provided that Distributor shall pay the Deposit by [**], and provided further that Supplier’s receipt of such payment of the Deposit is a condition precedent to its Delivery of the Authorized Generic Product ordered in the First Tranche of the Single Purchase Order. For the avoidance of doubt, Distributor will not pay for any fees not explicitly set out in an invoice.
(iii)
Payment of Supplier’s Profit Share Amount will be made [**] days after the end of each calendar quarter during the Term.

All payments to Supplier are exclusive of any applicable value added, excise, sales or any other similar or substitute tax, for which the Distributor will be additionally liable, if applicable. Applicable taxes shall be included and indicated separately on the invoice. Promptly after the issuance of the Single Purchase Order, Distributor shall furnish to Supplier a valid blanket state resale exemption certificate.

(b)
Withholding. Distributor will make all payments to Supplier under this Agreement without deduction or withholding except to the extent that any such deduction or withholding is required by Applicable Law. Any tax required to be withheld by Applicable Law on amounts payable under this Agreement will promptly be paid by Distributor on behalf of Supplier to the appropriate Governmental Authority, and Distributor will furnish Supplier with proof of payment of such tax within [**] calendar month of such payment. Distributor shall give [**] days advance notice of its intention to begin withholding any such tax in advance of such withholding. Distributor and Supplier will cooperate: (i) in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available in order for the payments under this Agreement to be made without any deduction or withholding, and (ii) with respect to producing all documentation required by any Governmental Authority with respect to taxes or as reasonably requested by Supplier to secure a reduction in the rate of applicable withholding taxes or to secure a credit or refund for withheld taxes. Supplier shall provide to Distributor a properly completed and executed IRS Form W-8BEN-E prior to Distributor making any payment under this Agreement.
(c)
Method of Payment. All payments made by Distributor to Supplier or by Supplier to Distributor under this Agreement shall be made by wire transfer or as Supplier may otherwise agree.
(d)
Failure to Pay. Any failure by Distributor to pay the Non-Refundable Costs, Transfer Price Invoice (including Deposit) or Supplier’s Profit Share Amount within the timelines and according to the terms set forth herein shall be considered a material breach of this Agreement (“Distributor Payment Failure”).
(e)
Supplier Audit Right. During the Term and for [**] years thereafter, Distributor shall prepare and retain accurate records of its sales of Authorized Generic Product sufficient to accurately calculate the amounts payable to Supplier under this Agreement. Such records shall be made available for review, audit and inspection upon reasonable notice and no more than [**] per calendar year, during regular business hours, by a nationally recognized independent certified public accountant selected by Supplier and reasonably acceptable to Distributor for the purpose of verifying Distributor’s calculations of amounts due hereunder, and the basis for such calculations or payments; provided that Distributor may require such accountant(s) to enter into a customary confidentiality agreement for arrangements of such type. Such accountants shall disclose to Supplier, with a copy to Distributor, only whether the particular calculations are correct or incorrect, and the amount of discrepancy, if any. No other information shall be provided to Supplier. Once examined, such books and records will no longer be subject to further examination under this Section 4.4(e). Any amounts shown to be owed but unpaid shall be paid, or any amounts shown to be overpaid shall be refunded, within [**] calendar days from the accountant’s report. Supplier shall bear the full cost of such audit unless such audit discloses an underpayment of more than [**] of the amount actually owed during the period audited, in which case Distributor shall reimburse Supplier for its Third Party costs incurred for such audit.
(f)
Distributor Audit Right. During the Term and for [**] years thereafter, or for such longer period as may be required by Applicable Law, Supplier shall prepare and retain, and shall cause its subcontractors to prepare and retain, accurate records related to transactions made pursuant to this Agreement resulting in Non-Refundable Costs and the Transfer Price of Authorized

Generic Product. Such records shall be made available for reasonable review, audit and inspection upon reasonable notice during regular business hours, and not more often than once every calendar year, upon Distributor’s request for the purpose of verifying Non-Refundable Costs and the Transfer Price of Authorized Generic Product, by a nationally recognized independent certified public accountant, selected by Distributor and reasonably acceptable to Supplier for the limited purpose of verifying Non-Refundable Costs and the Transfer Price of Authorized Generic Product; provided that Supplier may require such accountant(s) to enter into a customary confidentiality agreement for arrangements of such type. Such accountants shall disclose to Distributor, with a copy to Supplier, only whether Non-Refundable Costs and the Transfer Price of Authorized Generic Product are correct or incorrect, and the respective amounts of discrepancy, if any. No other information shall be provided to Distributor. Any amounts shown to be owed but unpaid shall be paid, or any amounts shown to be overpaid shall be refunded, within [**] calendar days from the accountant’s report. Distributor shall bear the full cost of such audit unless such audit discloses an overpayment of more than [**] of the amount actually owed during the applicable calendar year, in which case Supplier shall reimburse Distributor for its Third Party costs incurred for such audit.
Article 5 -
Warranties
5.1
Distributor Warranties and Representations.
(a)
Good Standing. Distributor is a limited liability company duly incorporated, validly existing and in good standing under the laws of the state of its organization.
(b)
Authority and Capabilities. Distributor has all requisite power and authority to enter into this Agreement and has the requisite skill, knowledge, staffing, financial resources, capacity and ability to carry out its obligations hereunder. The Person signing this Agreement has the necessary limited liability company authority to legally bind Distributor to the terms set forth herein.
(c)
No Conflicts. Distributor’s execution of this Agreement and performance of the terms set forth herein will not cause Distributor to be in conflict with, or constitute a breach of, its organizational documents nor any other agreement, court order, consent decree or other arrangement, whether written or oral, by which it is bound.
(d)
Valid and Binding. This Agreement is its legal, valid and binding obligation, enforceable against Distributor in accordance with the terms and conditions hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.
(e)
No Claims or Actions. To Distributor’s knowledge, there are no suits, actions, claims, proceedings, or investigations against it that are pending or threatened by or before any court by any Person relating to the matters set forth herein that would prevent Distributor’s performance hereunder.
(f)
No Conflicts with Applicable Law. Distributor’s execution of this Agreement and performance hereunder are, and will be, in compliance with any Applicable Law.
(g)
No Violation of the Application Integrity Policy. Neither Distributor, nor any Distributor Affiliate involved in the commercialization of the Authorized Generic Product or performance of Distributor’s obligations under this Agreement, is the subject of any pending or, to Distributor’s knowledge, threatened investigation in respect of Distributor by the FDA pursuant to its ‘Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities’ Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.
(h)
No Off-Label Promotion. Distributor will not engage in any ‘off label’ promotion of the Authorized Generic Product in violation of Applicable Law.
(i)
Last-Mile Obligations. Distributor will have in place by no less than [**] months before the Launch Date, the ability to comply with its Last Mile Obligations, including but not limited to storage of Authorized Generic Product in accordance with the Quality Agreement for the Authorized Generic Product. Distributor represents that not less than [**] months before the Launch Date, Distributor shall provide Supplier with documentation as specified in the Quality Agreement evidencing Distributor’s ability to comply with storage and distribution requirements for the Authorized Generic Product pursuant to Section 3.1(d).
(j)
Compliance with Applicable Law. Distributor will comply with all requirements of Applicable Law to Distribute the Authorized Generic Product, including Last Mile Obligations.

Distributor will provide Supplier with prompt written notice if it becomes aware that any of the representations or warranties in this Section 5.1 become materially untrue prior to the Launch Date.

5.2
Supplier Warranties and Representations.
(a)
Good Standing; Ownership of IP; No Grants that Conflict. Supplier is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Supplier owns the entire right, title and interest in the Licensed Intellectual Property Rights and the Marketing Authorization for the Authorized Generic Product in the Territory, or otherwise has the right to grant the rights granted to Distributor herein, and Supplier and its Affiliates have not, and shall not, grant any rights (including any lien or security interest) that conflict with such rights or that would otherwise prevent Distributor from exercising its rights or performing its obligations hereunder.

(b)
Authority; Capabilities. Supplier has all requisite power and authority to enter into this Agreement and has the requisite skill, knowledge, staffing, financial resources, capacity and ability to carry out its obligations hereunder. The person signing this Agreement has the necessary authority to legally bind Supplier to the terms set forth herein.
(c)
No Claims or Actions. To Supplier’s knowledge, there are no suits, actions, claims, proceedings, or investigations against it that are pending or threatened by or before any court by any Person relating to the matters set forth herein that would prevent Supplier’s performance hereunder.
(d)
No Conflicts. Supplier’s execution of this Agreement and performance of the terms set forth herein will not cause Supplier to be in conflict with or constitute a breach of its organizational documents nor any other agreement, court order, consent decree or other arrangement, whether written or oral, by which it is bound.
(e)
Compliance with Applicable Law. Supplier’s execution of this Agreement and performance hereunder are, and will be, in compliance with any Applicable Law.
(f)
No Violation of the Application Integrity Policy. Supplier is not the subject of any pending or, to Supplier’s knowledge, threatened investigation in respect of Supplier or the Authorized Generic Product by the FDA pursuant to its ‘Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities’ Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To Supplier’s knowledge, all submissions to Governmental Authorities with respect to the Authorized Generic Product were complete and accurate in all material respects or were corrected through a subsequent amendment.
(g)
Valid and Binding. This Agreement is its legal, valid and binding obligation, enforceable against Supplier in accordance with the terms and conditions hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.
(h)
No Third Party Infringement. The Manufacture of the Authorized Generic Product for supply to Distributor and the Distribution and sale of the Authorized Generic Product by Distributor in the Territory to Supplier’s knowledge, does not and will not infringe upon the Intellectual Property Rights of any Third Party.
(i)
Product and Compliance Warranties. Supplier represents and warrants that Authorized Generic Product will, at the time of Delivery to Distributor [**]:

(i)
comply with the Specifications, including those in the Dossiers as approved by the Regulatory Authority or set out in the Marketing Authorization, as well as the terms of this Agreement and the Quality Agreement;
(ii)
be manufactured in accordance with applicable GMP, the Marketing Authorization, as well as requirements of the Regulatory Authority and all Applicable Law in the Territory;
(iii)
be of merchantable quality and be free from defect and damage;
(iv)
have a minimum of[**] months of shelf life remaining, except as otherwise set forth in this Agreement; and
(v)
not be adulterated or misbranded under any Applicable Law in the Territory.

Supplier will provide Distributor with prompt written notice if it becomes aware that any of the representations and warranties in this Section 5.2 are untrue as of the Launch Date or date of Delivery.

5.3
Debarred.

Distributor and Supplier each represents and warrants as to itself that neither Distributor nor Supplier has ever been and is currently (i) an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) (“Debarred Individual”) from providing services in any capacity to a person that has an approved or pending drug product application with FDA; or (ii) a corporation, partnership or association that has been debarred by FDA pursuant to 21 U.S.C. § 335(a) or (b) (“Debarred Entity”) from submitting or assisting in the submission of an NDA or ANDA.

Distributor and Supplier each further represents and warrants as to itself that:

(a)
No Knowledge. Neither has any knowledge of any circumstances which may affect the accuracy of the foregoing representation, including, without limitation, any FDA investigations of, or debarment proceedings against, either or any person or entity performing services or rendering assistance which is in any way related to activities taken pursuant to this Agreement; and
(b)
Notification. It shall immediately notify the other in writing, by certified or registered mail if it, at any time during the Launch Term, becomes aware of any such circumstances with respect to itself described in this section.
5.4
Ethics and Anti-Corruption.

Each of Supplier and Distributor represents and warrants that:

(a)
it complies with the employment laws and labor laws in the countries in which it operates;
(b)
it does not employ, engage or otherwise use any child labor in circumstances such that the tasks performed by any such child labor could reasonably be foreseen to cause either physical or emotional impairment to the development of such child;
(c)
it does not use forced labor in any form (prison, indentured, bonded, or otherwise) and its employees are not required to lodge papers or deposits on starting work;
(d)
it provides a safe and healthy workplace, presenting no immediate hazards to its employees;
(e)
it does not discriminate against any employees on any ground (including race, religion, disability, or gender);
(f)
it does not engage in or support the use of corporal punishment or mental, physical, sexual, or verbal abuse, and does not use cruel or abusive disciplinary practices in the workplace; and
(g)
it pays each employee at least the minimum wage, or a fair representation of the prevailing industry wage, and provides each employee with all legally mandated benefits.

Each of Supplier and Distributor agree that it is responsible for controlling its own supply chain and that it shall encourage compliance with ethical standards and human rights by any subsequent supplier of goods and services that are used by it when performing its obligations pursuant to this Agreement.

5.5
Compliance with Trade Control Laws.
(a)
Compliance Generally. Each Party will fully comply with all applicable export control, economic sanctions laws and anti-boycott regulations of the United States of America and other governments, including the U.S. Export Administration Regulations (Title 15 of the U.S. Code of Federal Regulations Part 730 et seq.) and the economic sanctions rules and regulations implemented under statutory authority or President’s Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (Title 31 of the U.S. Code of Federal Regulations Part 500 et seq.) (collectively, “Trade Control Laws”).
(b)
Applicability. Each Party acknowledges and confirms that Trade Control Laws apply to its activities, its employees and Affiliates under this Agreement.
(c)
Compliance with Economic Sanctions. The Authorized Generic Product will not be directly or knowingly indirectly shipped by either Party to any country subject to U.S. or U.N. economic sanctions without the necessary licenses.
(d)
Compliance with Restricted Party Lists. Each Party hereby represents and warrants that it is not included on any of the restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals List administered by the U.S. Treasury Department’s Office of Foreign Assets Control; the Denied Persons List, Unverified List or Entity List maintained by the U.S. Commerce Department’s Bureau of Industry and Security; or the List of Statutorily Debarred Parties maintained by the U.S. State Department’s Directorate of Defense Trade Controls.
(e)
Compliance with Trade Sanctions. Each Party shall commit to maintaining awareness of the importance of Trade Control Laws throughout its organization. Each Party shall take such actions as are necessary and reasonable to prevent the Authorized Generic Product from being exported or re-exported to any country, entity or individual subject to U.S. trade sanctions, unless the relevant permission or license from the U.S. government has been obtained.
(f)
Records. Each Party will keep accurate and consistent records of all transactions covered by the Trade Control Laws for a minimum of five (5) years from the date of export or re-export; the date of expiration of any applicable license; or other approval or reliance on any application of license exception or exemption.
5.6
Further Compliance with Applicable Anti-Corruption Laws.
(a)
Compliance with Anti-Corruption Laws. Supplier and Distributor shall comply with all anti-corruption Applicable Laws (including, without limitation, the United States Foreign Corrupt Practices Act, as amended, the U.S. Anti-Kickback Statute, and any similar or related Applicable Laws in the country(ies) in which Distributor and Supplier will conduct business according to this Agreement) (collectively, the “Anti-Corruption Laws”).
(b)
No Bribes. Supplier and Distributor each represents and warrants that no one acting on its behalf will give, offer, agree or promise to give, or authorize the giving directly or indirectly, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence (i) to any governmental official or employee (including employees of government-owned and government-controlled corporations or agencies), (ii) to any political party, official of a political party, or candidate, (iii) to an intermediary for payment to any of the foregoing, or (iv) to any other Person or entity in a corrupt or improper effort to obtain or retain business or any commercial advantage, such as receiving a permit or license.
(c)
Termination. If either Party determines that the other Party failed to comply with the provisions of any Anti-Corruption Law, and such failure is not cured within [**] days after written notice thereof, the complying Party may immediately terminate this Agreement in its sole discretion and without further notice pursuant to Section 9.2(a)(vii).
(d)
Compliance with Applicable Law. Supplier and Distributor each warrants that all Persons acting on its behalf will comply with all Applicable Laws in connection with its performance of its obligations under this Agreement, including the Anti-Corruption Laws if any, prevailing in the country(ies) in which Distributor and Supplier each has its principal places of business or in which Supplier performs work on behalf of Distributor.

(e)
Notification of Breach. Each Party further warrants and represents that should it learn or have reason to suspect any breach of the covenants in this section, it will immediately notify the other Party.
(f)
Accurate Books and Records Covenants. Supplier and Distributor each covenants that all transactions related to this Agreement shall be accurately and fairly recorded in its books and records in all material respects in accordance with GAAP.
(g)
Disclaimer.

EACH PARTY AGREES AND ACKNOWLEDGES THAT, EXCEPT AS SET FORTH IN THIS ARTICLE 5, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, IMPLIED OR STATUTORY, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AGAINST NON-INFRINGEMENT OR THE LIKE, OR ARISING FROM COURSE OF PERFORMANCE.

5.7
Subcontracting.
(a)
Supplier Subcontracting. Supplier may subcontract some or all of the responsibilities set out in this Agreement to an Affiliate or a Third Party. Distributor shall reasonably cooperate with Supplier, as needed, to effect such subcontracting. Supplier shall carry out such reconciliations, checks, and testing as are reasonable to verify the integrity of the work carried out by each subcontractor. Notwithstanding the foregoing, if the appointment of a Third Party subcontractor or the aforementioned changes require a Regulatory Authority’s pre-approval, the Parties shall reasonably cooperate with each other to secure the required approvals. Subcontracting shall not release Supplier from responsibility for its obligations under this Agreement. Supplier shall remain fully liable for the compliance of any of its permitted subcontractors with the provisions of this Agreement. Any and all costs and expenses arising from or related to the appointment of a subcontractor by Supplier shall be borne solely by Supplier.
(b)
Termination of Subcontractor. Notwithstanding anything to the contrary in this Agreement, Supplier may in its sole discretion, discontinue any subcontracting arrangement in connection with the supply of the Authorized Generic Product.
Article 6 -
Quality, Pharmacovigilance & Recalls
6.1
Quality.

At least [**] months prior to the Launch Date, the Parties shall discuss a Quality Agreement, which shall be finalized at least [**] months prior to the Launch Date. In the event of conflict between the Quality Agreement and this Agreement, the Quality Agreement shall govern with respect to technical quality-related matters and this

Agreement shall govern with respect to any other matter. Notwithstanding the foregoing, in circumstances where there are financial or commercial implications in a conflict with this Agreement and the Quality Agreement, such financial or commercial implications shall be resolved in accordance with this Agreement.

6.2
Pharmacovigilance.
(a)
SDEA. At least [**] months prior to the Launch Date, the Parties shall discuss a separate Pharmacovigilance Agreement (also commonly referred to as a Safety Data Exchange Agreement or SDEA), which shall be finalized [**] months prior to the Launch Date, that is required before Supplier will supply any Authorized Generic Product to Distributor unless the Parties execute a waiver if they agree that such an agreement is not required. In the event of conflict between the Pharmacovigilance Agreement and this Agreement, the Pharmacovigilance Agreement shall govern with respect to pharmacovigilance-related matters and this Agreement shall govern with respect to any other matter. After the execution of this Agreement by both Parties, the relevant teams of each Party responsible for pharmacovigilance and drug safety reporting will meet to discuss and complete the details of safety exchange in order to meet reporting requirements in the Territory. Supplier shall be responsible for maintaining the safety data base for the Authorized Generic Product and for reporting of Adverse Events to the FDA. Distributor shall be responsible for ensuring timely reporting to Supplier of Adverse Events, Other Reportable Events and Product Complaints Distributor becomes aware of as outlined below consistent with regulations in the Territory.
(b)
Pharmacovigilance. The Pharmacovigilance Agreement will include (without limitation) provisions regarding the (i) assignment of roles and responsibilities, (ii) monitoring of the benefit-risk profile, (iii) exchange of pharmacovigilance-relevant information and (iv) meeting of the reporting requirements set forth by any applicable regulatory authority. At a minimum, the Pharmacovigilance Agreement shall require (i) Distributor to notify Supplier, through Supplier’s call center, Alkermes Medical Information Call Center (via email at medinfo@alkermes.com, telephone at 1-888-235-8008 or fax at 1-844-FAX-ALKS (1-844-329-2557)), of all serious or non-serious Adverse Events, Other Reportable Events and Brand Product or Authorized Generic Product Complaint reports within one (1) Business Day of Distributor’s receipt of such reports. Both Parties and their Affiliates shall strictly comply with the Pharmacovigilance Agreement, which may be amended from time to time in a written agreement by authorized representatives of the Parties. In the event that the Authorized Generic Product is launched prior to completion of a Safety Data Exchange Agreement between the Parties, Distributor shall report to Alkermes Medical Information Call Center all serious and non-serious Adverse Events, Other Reportable Events and Product Complaints involving the Authorized Generic Product that it becomes aware of within one (1) Business Day. The Pharmacovigilance Agreement shall supersede this Section 6.2 upon execution of such Pharmacovigilance Agreement by the Parties.

6.3
Product Recall.
(a)
Recalls. Each of Distributor and Supplier will immediately inform the other in writing if it believes one or more lots of the Authorized Generic Product should be subject to recall from distribution, withdrawal or some other field action (the Party that so informs the other Party shall be deemed the Party “initiating the recall”, as such phrase is used in Section 6.3(b)). To the extent permitted by Applicable Law and public safety, the Parties will confer before initiating any recall or other field action with respect to the Authorized Generic Product in accordance with Section 6.3(b), provided that Supplier shall have final and sole decision-making authority, as between Supplier and Distributor, as to any such recall or field action by either Party. In all cases, Supplier shall be responsible for communicating with FDA regarding any recall of Authorized Generic Product and Distributor will provide reasonable and timely assistance as requested by Supplier. The Parties shall each maintain traceability records as are sufficient in the event of a recall and as may be necessary to permit a recall of the Authorized Generic Product(s).
(b)
Cost for Recall. The Party initiating the recall of the Authorized Generic Product shall carry out the recall in accordance with best industry practices. To the extent the recall resulted from the negligence or intentional misconduct of a Party or its breach of any of its representations, warranties, duties or obligations under this Agreement (“Negligent Party”), the Negligent Party shall be responsible for the costs of the recall and shall reimburse the other Party for the Recall Expenses. If the Party not initiating the recall disputes in good faith the recalling Party’s decision to initiate any such recall or field action, or if the Parties in good faith dispute whether the recall resulted from the negligence or intentional misconduct of a Party or its breach of any of its representations, warranties, duties or obligations under this Agreement and the Parties fail to resolve the dispute within [**] Business Days, despite negotiating in good faith, then the Parties shall escalate the matter to each Party’s respective chief operating officer to attempt to resolve the matter and, if such dispute is not resolved within [**] Business Days of escalation, shall then submit such dispute to an independent Third Party consultant mutually agreed by the Parties for resolution. If such Third Party consultant determines that the recall was not justified, then the recalling Party shall bear the cost of such recall or field action. In the event the Third Party consultant determines that the recall was justified, the Third Party consultant will then determine whether such recall resulted from the negligence or intentional misconduct of a Party or its breach of any of its representations, warranties, duties or obligations under this Agreement, in which case the Negligent Party shall be responsible for the costs of the recall and shall reimburse the other Party for the Recall Expenses; provided that if both Parties share responsibility with respect to such recall, the costs shall be shared in the ratio of the Parties’ contributory responsibility. Except as otherwise provided above, the cost of any recall based on, resulting from, or arising in connection with any product class labeling issue, a failure to warn issue or a defect design issue shall be borne by Supplier. For clarity, responsibility for all costs and expenses incurred in connection with recalls are addressed solely in this Section 6.3(b). “Recall Expenses” as used herein means out-of-pocket expenses incurred in connection with a recall, including notification expenses, costs for the return of recalled Authorized Generic Product, costs of reporting to the Regulatory Authorities in the Territory, costs to destroy recalled Authorized Generic Product, and costs related to Third Party Claims related to such recalled Authorized Generic Product.
6.4
Changes or Modifications in Manufacturing Activities.

Supplier shall have the right, in its sole discretion, to make any changes to the Specifications, processes, facilities, raw materials, raw material suppliers or any other item involved in the Manufacture of the Authorized Generic Product, provided that Supplier shall provide Distributor with reasonable advance written notice of the change or modification. Notwithstanding the foregoing, Supplier shall make and implement such changes as are required by Applicable Law within a commercially reasonable time frame but, in any event, within the time frame required by such Applicable Law.

Article 7 -
Indemnity & Insurance
7.1
Indemnity.
(a)
Indemnification by Supplier. Supplier hereby agrees at its sole cost and expense, to defend, indemnify, and hold harmless, to the extent permitted by Applicable Law (collectively, “Indemnify”), Distributor and its Affiliates and its and their respective directors, officers, employees and agents and the respective successors and assigns of any of the foregoing (“Distributor Indemnitees”) from and against all Losses suffered or incurred by any Distributor Indemnitee resulting from Claims brought by a Third Party (a “Third Party Claim”) arising from or occurring as a result of:
(i)
[**];
(ii)
the intentional misconduct or gross negligence of Supplier or any of Supplier’s Affiliates in connection with this Agreement or the Authorized Generic Product;
(iii)
[**];
(iv)
[**]; or
(v)
[**].

Supplier’s obligation to Indemnify a Distributor Indemnitee pursuant to this Section 7.1(a) shall not apply to the extent that any such Losses are the result of a breach by Distributor of its obligations, representations, warranties or covenants under this Agreement or Distributor’s negligence or willful misconduct or to the extent Distributor is obligated to indemnify Supplier.

(b)
Indemnification by Distributor. Distributor hereby agrees, at its sole cost and expense, to Indemnify Supplier and its Affiliates and its and their respective agents, directors, officers and employees and the respective successors and assigns of any of the foregoing (the “Supplier Indemnitees”) from and against any and all Losses resulting from Third Party Claims against any Supplier Indemnitee to the extent arising from or occurring as a result of:
(i)
[**];
(ii)
[**];
(iii)
[**]; or
(iv)
the intentional misconduct or gross negligence of Distributor or any of Distributor’s Affiliates in connection with this Agreement or the Authorized Generic Product.

Distributor’s obligation to Indemnify the Supplier Indemnitees pursuant to this Section 7.1(b) shall not apply to the extent that any such Losses are the result of a breach by Supplier of its obligations, representations, warranties or covenants under this Agreement or Supplier’s negligence or willful misconduct or to the extent Supplier is obligated to indemnify Distributor.

7.2
Managing Claims.
(a)
Notification of Claims. The Party seeking indemnification (“Indemnified Party”) shall promptly give written notice to the Party required to indemnify (“Indemnifying Party”) of any event, assertion, demand, suit, action, claim or proceeding (“Claim”) that it becomes aware of and that may trigger its indemnification obligations. Such notice will specify the factual basis and amount of the Claim to the extent known.
(b)
Late or Ineffective Notification. If the Indemnifying Party does not receive notice of any Claim in time either to effectively contest the determination of any liability or to participate and be aware in any such determination, in each case due to the fault or negligence of the Indemnified Party, then the Indemnifying Party is entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party as a result of the Indemnified Party’s failure to give such notice.
(c)
Rights and Duties of the Parties. The Indemnifying Party shall, at its expense, assume control of the negotiation, settlement, or defense of any Claim. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party’s request and expense, and shall have the right to participate in the negotiation, settlement, and defense of the Claim on a non-controlling basis. Further, the Indemnified Party shall have the right to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel is paid by the Indemnified Party. The Indemnified Party shall not settle or compromise the Claim without the prior written consent of the Indemnifying Party if the Indemnifying Party assumes control of the Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise the Claim if such settlement or compromise (a) includes a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Party; (b) imposes any non-monetary damages or injunctive relief against the Indemnified Party; (c) does not provide for the unconditional release of the Indemnified Party; or (d) requires the payment of compensatory monetary damages by the Indemnified Party which is not being paid by the Indemnifying Party.
(d)
Neglect of Indemnifying Party. If the Indemnifying Party unreasonably fails to assume control of the defense of any Claim after having been notified of the Claim by the Indemnified Party or, having elected to assume control, thereafter fails to diligently defend the Claim, the Indemnified Party is entitled to contest, settle or pay the amount of the Claim. The Indemnifying Party is bound by the results obtained by the Indemnified Party in such circumstances with respect to the Claim.
7.3
Insurance.

Each Party, on behalf of itself and its successors and assigns, shall, during the Term and for [**] years after termination or expiration of this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company (provided, however, that either Party may satisfy all or part of its obligation through its insurance captive or self-insurance) product liability insurance. The amount of coverage shall be a minimum of [**]. Each Party agrees, upon request, to furnish the other with a certificate of insurance evidencing such insurance coverage (at the execution of this Agreement and at each subsequent renewal) and shall provide the other with a [**] day notice of cancellation or non-renewal of such coverage. Each Party shall provide its current certificate of insurance evidencing such insurance coverage as of the Effective Date. Each Party shall name the other Party as an additional insured on its insurance policies maintained pursuant to this Section 7.3.

Article 8 -
Confidentiality
8.1
Confidentiality Definition.

“Confidential Information” means the terms and provisions of this Agreement (each of which shall be the Confidential Information of both Parties) and all other information and data, including all notes, books, papers, diagrams, documents, reports, e-mail, memoranda, visual observations, oral communications and all other data or information in whatever form, that one Party or any of its Affiliates or representatives (the “Disclosing Party”) has supplied or otherwise made available to the other Party or its Affiliates or representatives (the “Receiving Party”) hereunder, including those made prior to the Effective Date of this Agreement.

8.2
Obligations.

The Receiving Party shall protect all Confidential Information of the Disclosing Party against unauthorized use and disclosure to Third Parties with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving Party shall be permitted to use the Confidential Information of the Disclosing Party solely as reasonably necessary to exercise its rights and fulfill its obligations under this Agreement (including any surviving rights), including (a) in prosecuting or defending litigation, (b) complying with Applicable Law, or (c) otherwise submitting information to tax or other Governmental Authorities. The Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any Third Party other than to its Affiliates, and its and their respective directors, officers, employees, subcontractors, sublicensees, consultants, and attorneys, accountants, banks and investors (collectively, “Recipients”) who have a need to know such information for purposes related to this Agreement and who are bound by obligations of confidentiality at least as protective of such Confidential Information as those set forth in this Agreement. The Receiving Party shall be responsible for any disclosures made by its Recipients in violation of this Agreement.

8.3
Exceptions.
(a)
Restriction Limitations. The restrictions related to use and disclosure under this Article 8 shall not apply to any information to the extent the Receiving Party can demonstrate by competent evidence that such information:
(i)
is (at the time of disclosure by the Disclosing Party) or becomes (after the time of such disclosure by the Disclosing Party) (A) known to the public or (B) part of the public domain through no breach of this Agreement by the Receiving Party, or any Recipient to whom the Receiving Party disclosed such information, of its confidentiality obligations to the Receiving Party;
(ii)
was known to, or was otherwise in the possession of, the Receiving Party prior to the time of disclosure by the Disclosing Party;
(iii)
is disclosed to the Receiving Party on a non-confidential basis by a Third Party who is not, to the actual knowledge of the Receiving Party, prohibited from disclosing it without breaching any confidentiality obligation to the Disclosing Party; or
(iv)
is independently developed by or on behalf of the Receiving Party or any of its Affiliates, as evidenced by its written records, without use of or access to the Confidential Information.
(b)
Disclosure Required by Law. The restrictions set forth in this Article 8 shall not apply to the extent that the Receiving Party is required to disclose any Confidential Information under law or by an order of a Governmental Authority; provided that the Receiving Party: (i) provides the Disclosing Party with prompt written notice of such disclosure requirement, if legally permitted, (ii) affords the Disclosing Party an opportunity, and cooperates with the Disclosing Party’s efforts, to oppose or limit, or secure confidential treatment for such required disclosure (at the Disclosing Party’s expense), and (iii) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (ii), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose as advised by the Receiving Party’s legal counsel.

8.4
Nondisclosure of Terms.

Except as set forth in Section 1.1(b)(iii), each Party agrees not to issue any press releases, reports, or other statements in connection with this Agreement intended for use in the public or private media or otherwise disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, provided that such disclosure may be made to such Party’s Recipients on a need to know basis in each case consistent with customary practice and under circumstances that protect the confidentiality and non-use of such information. Notwithstanding anything in this Agreement to the contrary, each Party may make announcements concerning the subject matter of this Agreement to the extent such disclosure is reasonably necessary to comply with Applicable Law, including securities laws and the rules of any securities exchange on which such Party’s securities are listed or traded, or Governmental Authority or any tax authority to which any Party is subject or submits, in each case as determined by the disclosing Party in its sole discretion. The Party making such announcement shall provide the other Party with a copy of such announcement [**] Business Days prior to issuance, to the extent practicable under the circumstances.

8.5
Right to Injunctive Relief.

Each Party agrees that breaches of this Article 8 may cause irreparable harm to the other Party and shall entitle such other Party, in addition to any other remedies available to it (subject to the terms of this Agreement), to the right to seek injunctive relief enjoining such action.

8.6
Ongoing Obligation for Confidentiality.

The Parties’ obligations of confidentiality, non-use and non-disclosure under this Article 8 shall survive any termination of this Agreement for [**] years.

Article 9 -
Term & Termination
9.1
Term.
(a)
Duration of the Agreement. This Agreement shall commence on the date upon which all Parties have signed this Agreement (the “Effective Date”) and shall continue to be in full force and effect until Distributor’s last payment of Supplier’s Profit Share (i.e., [**] days after the end of the Launch Term), unless terminated earlier in accordance with the terms herein (the “Term”).
(b)
Remaining Inventory. Any Authorized Generic Product unsold by the end of the Launch Term will be destroyed at Distributor’s sole expense, which Distributor shall confirm in writing to Supplier, and will not be returnable to Supplier or eligible to be incorporated into the calculation of Net Profits or Net Sales. For clarity, neither the Transfer Price nor the destruction costs for the unsold Authorized Generic Product will be included in the calculation of Net Profit or Net Sales.

9.2
Events of Default; Termination.
(a)
Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated:
(i)
by mutual written consent of the Parties;
(ii)
in its entirety by either Party upon written notice if any Bankruptcy Event has occurred with respect to the other Party;
(iii)
in its entirety by either Party upon [**] (except as otherwise set forth in this Agreement) prior written notice to the other Party if the other Party materially breaches any provision of this Agreement (including a violation of an Applicable Law) and fails to cure that breach within such thirty [**] period;
(iv)
by either Party upon written notice to the other Party if the FDA or other applicable Regulatory Authority orders a recall of the Brand Product or Authorized Generic Product (other than a recall of individual Batches) or withdraws Marketing Authorization for the Brand Product or Authorized Generic Product;
(v)
by Distributor upon written notice to Supplier in the event of a Failure to Supply in accordance with Section 2.12(e);
(vi)
by either Party upon written notice in the event of a Force Majeure Event in accordance with Section 10.10;
(vii)
by either Party upon written notice if the other Party has violated any Anti-Corruption Laws in accordance with Section 5.6;
(viii)
by either Party upon written notice to the other Party if a court of competent jurisdiction makes a final determination against which no appeal may be taken that Supplier or Distributor is precluded from selling any Brand Product or Authorized Generic Product, as applicable, in the Territory due to the infringement of Third Party Intellectual Property Rights;
(ix)
by Supplier if Distributor does not provide a First Forecast or Final Batch Forecast as contemplated herein or provides a Final Batch Forecast that does not comply in all material respects with the terms specified in Section 2.5(c) and the deficiencies identified by Supplier are not remedied within [**] Business Days of Distributor’s receipt of written notice from Supplier;
(x)
by Supplier if Distributor’s Single Purchase Order does not comply in all material respects with the terms specified in Section 2.6(a) and the deficiencies identified by Supplier are not remedied within [**] Business Days of Distributor’s receipt of written notice from Supplier;

(xi)
by Supplier immediately upon written notice in the event of an Unauthorized Generic Product Launch;
(xii)
by Supplier, upon Distributor’s launch of any generic product in the Territory that is A- rated to VIVITROL, including the Amneal ANDA Product;
(xiii)
by Supplier where a Third Party ANDA Product Launch Failure has occurred, the Parties have not reached agreement in accordance with Section 2.9 within thirty (30) days of such Third Party ANDA Product Launch Failure to allow Distributor a second opportunity to launch the Authorized Generic Product, the sixty (60) day period to return the Authorized Generic Product has expired and any refunds of the Transfer Price due Distributor have been paid;
(xiv)
by Supplier, upon [**] days prior written notice to Distributor in the event of a Distributor Payment Failure, which Distributor fails to cure within such [**] day period;
(xv)
by Supplier, in the event of a Recall, if it is determined pursuant to Section 6.3, that Distributor is responsible for greater than [**] of the Recall Expenses; or
(xvi)
by Supplier, upon [**] days prior written notice to Distributor in the event Distributor does not provide reasonably sufficient documentation [**] months in advance of the Launch Date that it is able to fulfill all of its Last Mile Obligations pursuant to Section 3.1(d) in all material respects or if Distributor’s facilities fail an audit for Last Mile Obligations as provided by Section 3.1(e) and Distributor fails to cure the deficiencies identified in such audit within such [**] day period.
(b)
Convenience. Notwithstanding anything to the contrary in this Agreement, Distributor may terminate this Agreement for convenience upon written notice to Supplier, which must be delivered not less than [**] months prior to the Launch Date, after which Distributor will not have the right to terminate this Agreement for convenience.
9.3
Effects of Termination.
(a)
Termination Due to Breach by Supplier. If this Agreement is terminated by Distributor on the basis of a Failure to Supply, Distributor’s sole remedy is as provided for in Section 2.10 and Section 2.12(b).
(b)
Termination Due to Breach by Distributor. If this Agreement is terminated by Supplier due to the failure of Distributor to perform its obligations under this Agreement, including for any Distributor Payment Failure, then Supplier shall no longer have any obligations to provide Distributor with Authorized Generic Product. In such case, Distributor agrees to reimburse Supplier for, without duplication, (i) the Fully Burdened Manufacturing Costs related to the Manufacture, Packaging or Delivery of undelivered Authorized Generic Product incurred by Supplier up to the date upon which written notice of termination was sent to Distributor (except to the extent such Authorized Generic Product or Components can be repurposed by Supplier) and (ii) any Transfer Price or Supplier’s Profit Share Amount due Supplier through the date of termination. Distributor, upon breach, also agrees to destroy (and confirm destruction) or return, at Distributor’s sole cost and expense, all units of Authorized Generic Product delivered to Distributor, as directed by Supplier, within [**] days of such breach.
(c)
Termination Due to Convenience. In the event that Distributor terminates the Agreement for convenience pursuant to Section 9.2(b), the Parties shall cooperate to determine and minimize the out-of-pocket wind down costs and expenses (the “Wind Down Costs”) in connection with the supply of Authorized Generic Product to Distributor. The Wind Down Costs are those documented out-of-pocket costs incurred, or to which Supplier is committed, up to the notice of termination date, that cannot reasonably be cancelled or recouped by Supplier and that Supplier cannot apply to the Brand Product. Wind Down Costs are payable by Distributor within [**] days of the termination date at cost plus [**].
(d)
Termination Due to Recall Caused by Supplier. If this Agreement is terminated by Supplier pursuant to Section 9.2(a)(iv) and such recall, suspension or withdrawal was due to Supplier’s negligent act or omission, or breach of its obligations under this Agreement, such termination and the Parties’ rights and obligations under Section 6.3(b) shall be the sole remedies under this Agreement.
(e)
Effects of Termination. Upon expiration or termination, this Agreement shall, except as otherwise provided in Section 9.5, be of no further force or effect.
9.4
Nonexclusive Remedy.

Exercise of any right of termination afforded to either Party under this Agreement shall not prejudice any other legal rights or remedies either Party have against the other in respect of any breach of the terms and conditions of this Agreement.

9.5
Survival.

Expiration or termination of this Agreement (for any reason) shall not affect any accrued rights or liabilities of either Party. Section 2.1(c) (Manufacturing Records); Section 2.11 (Returns); Section 2.12(b) ([**] Damages); Sections 3.2(d) (Written Notices) and 3.3(d) (Regulatory Driven Inspections of Distributor), with respect to Distributor; Article 4 (Pricing and Payment); Article 5 (Warranties); Article 6 (Quality, Pharmacovigilance and Recalls); Article 7 (Indemnity; Suspension and Insurance); Article 8 (Confidentiality); Sections 9.1(b) (Remaining Inventory); Section 9.3 (Effects of Termination); Section 9.4

(Nonexclusive Remedy); this Section 9.5 (Survival); Article 10 (Miscellaneous) and the Schedules attached hereto shall survive any expiration or termination of this Agreement.

Article 10 -
Miscellaneous
10.1
LIMITATION OF LIABILITY.

EXCEPT WITH RESPECT TO ANY BREACH OF SECTION 1.2(c) (UNAUTHORIZED LAUNCH) OR ARTICLE 8 (CONFIDENTIALITY), FRAUD OR WILLFUL MISCONDUCT, OR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS SECTION SHALL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

10.2
Notice.
(a)
Notice under this Agreement. Any notice or other document required or permitted by this Agreement shall be in writing and delivered by prepaid registered or certified mail with return receipt requested, personally by hand, or by a nationally recognized overnight courier, and in each case addressed with the contact information set out below or such other contact information as the Parties agree in writing:

In the case of Supplier, at:

Alkermes Pharma Ireland Ltd.
Connaught House
1 Burlington Road
Dublin 4
D04 C5Y6
IRELAND
Attention: Secretary

With a copy to:

Alkermes, Inc.
900 Winter Street
Waltham, MA 02451

Attention: Chief Legal Officer
Email: [**]

And in the case of Distributor, at:

Amneal Pharmaceuticals LLC
400 Crossing Boulevard

Bridgewater

New Jersey 08807

Attention: Andrew Boyer, Executive Vice President – Generics

With a copy to:

Amneal Pharmaceuticals LLC.
400 Crossing Boulevard

Bridgewater

New Jersey 08807

Attention: Chief Legal Officer
Email: [**]

(b)
Other Notice. Any such notice or other document shall:
(i)
if delivered by prepaid registered or certified mail, be deemed to have been received on the earlier of the date of actual receipt or five (5) Business Days after the date of mailing; and
(ii)
if delivered by any other means provided for herein, be deemed to have been received either on the same day as delivered if delivered during business hours (9:00 a.m. to 5:00 p.m., local time) on a Business Day or on the next Business Day.
10.3
Relationship of Parties.

The Parties are independent contractors, and this Agreement does not constitute any one Party as the agent or legal representative of the other Party for any purpose whatsoever. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, nor shall this Agreement create or establish an employment, agency or any other relationship. Neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

10.4
Affiliates and Third Party Designees.

Subject to Article 2, Distributor shall have the right to have its Affiliate, or a Third Party designee, exercise certain of Distributor’s rights or perform certain of Distributor’s responsibilities under this Agreement, including auditing, forecasting and ordering of the Authorized Generic Product hereunder, Delivery of the Authorized Generic Product so ordered, and testing and acceptance or rejection of the Authorized Generic Product.

Distributor shall remain fully liable for the performance of its obligations hereunder by such Affiliate or Third Party designee. Distributor shall ensure that any such Affiliate or Third Party designee exercising Distributor’s rights or performing Distributor’s responsibilities under this Agreement are responsible for complying with the terms hereof and for payment of any related fees and costs.

10.5
Assignment.

This Agreement is binding upon and inures to the benefit of the Parties and their respective successors. Neither Party shall assign or transfer its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, (a) prior written consent is not required in the event of an assignment or transfer to an Affiliate, though prior written notice is required in such event, and (b) either Party may also assign this Agreement, without the consent of the other Party, to any successor or Third Party that acquires all or substantially all of the assets or business to which this Agreement relates by sale, transfer, merger, reorganization, operation of law or otherwise; provided that the assignee agrees in writing to be bound to the terms and conditions of this Agreement and written notice of such assignment is given to the other Party promptly after the occurrence thereof. Any assignment or transfer by Supplier or Distributor other than in accordance with this Agreement is void and is a breach of this Agreement. If Distributor assigns or transfers the Agreement and Supplier incurs material adverse withholding tax consequences as a result of such assignment or transfer, Distributor shall separately compensate Supplier for all such adverse withholding tax consequences within [**] days of written notice by Supplier.

10.6
Waiver.

No Party is deemed to have waived any provision of this Agreement unless such waiver is in writing, in which case such waiver is limited to the circumstances set forth in the written waiver. No failure or delay on the part of a Party in exercising any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. All remedies provided for hereunder are cumulative of and in addition to all other remedies which any Party may have under this Agreement or under the law, and the exercise of any one or more of such remedies shall not preclude the exercise of any others.

10.7
Entire Agreement.
(a)
Integration. This Agreement, together with the Schedules, the Quality Agreement, and the Pharmacovigilance Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, representations, warranties, covenants, undertakings, or understandings, oral or otherwise, in respect thereof.

(b)
Recitals. The recitals set forth above are and for all purposes shall be interpreted as being an integral part of this Agreement and are incorporated in this Agreement by reference.
10.8
Amendment.

No provision of this Agreement shall be amended except in writing signed by the Parties.

10.9
Severability.

If any provision in this Agreement is held to be invalid, void or unenforceable by a court of competent jurisdiction, then that provision shall be severed from this Agreement and the remainder of this Agreement shall remain in full force and effect to the extent permitted by law. The Parties agree to renegotiate any severed provision in good faith to uphold the intention of this Agreement.

10.10
Force Majeure.
(a)
Performance. No Party (the “Affected Party”) shall be liable for a failure or delay in performing any of its obligations under this Agreement to the extent that such failure or delay in performing any obligation is due, in whole or in any material respect, directly or indirectly, to the occurrence of a Force Majeure Event; provided that the Affected Party:
(i)
gives the other Party written notice of the Force Majeure Event within ten (10) days of becoming reasonably aware of the Force Majeure Event, which notice shall include a reasonable estimate of the duration and the likely impact of the Force Majeure Event;
(ii)
does not suspend or delay performance of its obligations under this Agreement more or longer than is reasonably required by the Force Majeure Event; and
(iii)
uses reasonable commercial efforts to correct, cure, or overcome the Force Majeure Event.
(b)
Termination. If the performance of any such obligation under this Agreement by Supplier is delayed due to such a Force Majeure Event for any continuous period of more than sixty (60) Business Days, Distributor shall have the right to terminate this Agreement pursuant to Section 9.2(a)(vi). If the performance of any such obligation under this Agreement by Distributor is delayed due to such a Force Majeure Event for any continuous period of more than sixty (60) Business Days, Supplier shall have the right to terminate this Agreement pursuant to Section 9.2(a)(vi).
10.11
Governing Law and Dispute Resolution.
(a)
Discussion by Executives. Except as otherwise provided herein, and except in the event of a Party’s need for a temporary restraining order and preliminary injunctive relief due to any breach or threatened breach of this Agreement by either Party that the other Party believes will cause immediate irreparable harm and damage to it (in which case the other Party shall be entitled, but not required, to seek to obtain in any court of competent jurisdiction equitable relief, including injunctive relief (“TRO Action”)), any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach hereof (and including the applicability of this Section 10.11-to any such dispute, controversy or claim) (each a “Dispute”) shall be first submitted to an executive officer of each of the Parties having authority to resolve such Dispute for attempted resolution by good faith negotiations within [**] Days. In such event, each Party shall cause its designated executive officer to meet and be available to attempt to resolve such issue. If the Parties should resolve such Dispute, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the Dispute. If the Parties fail to resolve such issue, the Parties shall submit to binding arbitration, as discussed in Section 10.11(b).
(b)
Binding Arbitration. Except for any TRO Action, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and that judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Claims shall be heard by a single arbitrator who previously was a Federal Court judge, and the place of arbitration shall be the City and County of New York, New York. Time is of the essence for any arbitration, and unless otherwise agreed by the Parties, arbitration hearings shall take place within [**] days of the arbitrator being appointed and arbitration awards shall be rendered within [**] days following the close of the arbitration proceedings. Each Party shall bear its own costs and expenses and an equal share of the arbitrator costs and administrative fees of arbitration. Except as may be required by law or as part of any enforcement or other ancillary court proceedings, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.
(c)
Governing Law. This Agreement is governed by and construed in accordance with the laws of New York and the laws of United States of America applicable therein without giving effect any conflict of law rules.
10.12
Further Assurances.

The Parties shall, in a timely manner and as required from time to time, take all actions as may be necessary to give full effect to the provisions of this Agreement and shall abstain from taking any actions that would contravene or interfere with the provisions of this Agreement.

10.13
Headings.

The division of this Agreement into articles, sections and further subdivisions, and the insertion of headings are for convenience only and shall not affect the construction or interpretation of this Agreement. The captions and headings in this Agreement are not intended to be full or precise descriptions of the provisions to which they refer and shall not be considered part of this Agreement.

10.14
Expenses.

Except as otherwise expressly provided herein, each Party shall bear its own costs, fees and expenses incurred by such Party in connection with this Agreement.

10.15
Licenses and Permits.

Each Party shall, at its sole cost and expense, maintain in full force and effect all necessary licenses, permits, and other authorizations required by Applicable Law in order to carry out its duties and obligations hereunder.

10.16
Interpretation; References.

As necessary, words importing the singular number include the plural and vice-versa and words importing gender include all genders. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The word “will” when used in this Agreement shall be construed to have the same meaning as the word “shall.” Reference in this Agreement to any time shall be to Eastern time unless otherwise expressly provided herein. The word “or” shall not be exclusive. Unless the context otherwise requires, the words “hereof”, “hereby,” “herein” and “hereunder” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. References in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, as the same may be amended as provided herein, unless the context otherwise requires. When a reference is made to any other agreement, instrument or document, such reference shall include any exhibit, schedule or annex to such agreement, instrument or other document. References to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section.

10.17
Compliance with the Law.

Both Supplier and Distributor shall perform their obligations under this Agreement in accordance with Applicable Law and each Party shall bear its own costs in ensuring compliance therewith. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement that violates, or which it reasonably believes may violate, any Applicable Law.

10.18
No Third Party Beneficiaries.

Except for the rights to indemnification provided for under Article 7 above, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Distributor and Supplier as set forth herein. Except for such rights to indemnification expressly provided pursuant to Article 7, no Third Party shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement; (b) seek a benefit or remedy for any breach of this Agreement; or (c) take any other action relating to this Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

10.19
Review by Legal Counsel.

Each Party agrees that it has read and had the opportunity to review this Agreement with its legal counsel. Accordingly, the rule of construction that any ambiguity contained in this Agreement shall be construed against the drafting Party shall not apply.

10.20
[**]
10.21
Bankruptcy.

For avoidance of doubt, all rights, licenses and covenants not to sue granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Bankruptcy Code”), licenses of “intellectual property” as defined under the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

10.22
Counterparts and Delivery.

This Agreement may be executed in any number of counterparts, each of which is deemed an original and all of which, taken together, shall constitute one and the same instrument. This Agreement may be delivered by email and the Parties may rely on an electronic signature as though it were an original signature.

10.23
Language.

The language of this Agreement and all proceedings taken in relation thereto shall be English.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized representatives.

AMNEAL PHARMACEUTICALS LLC		ALKERMES PHARMA IRELAND LIMITED
By:	/s/ Kerri Contreras	By:	/s/ Declan O’Connor
	Signed by: Kerri Contreras on behalf of Name: Gregory Sgammato		Name: Declan O’Connor Title: SVP, Operations
Title:SVP, Chief Corporate Development Officer

Schedule A - Definitions

In addition to terms defined elsewhere in this Agreement, the terms set forth below are defined in this Agreement (including the recitals) as follows:

1.
“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment. An adverse event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product, as defined by (ICH Guideline E2D).
2.
“Affected Party” has the meaning set out in Section 10.10.
3.
“Affiliate” means, in relation to a Party, any corporation, limited liability company or other business entity that directly or indirectly controls, is controlled by, or is under common control with that Party. A corporation or other business entity shall be regarded as controlling another corporation or business entity if it: (a) directly or indirectly owns more than fifty percent (50%) of the voting stock in such corporation, limited liability company or other business entity, or (b) if it directly or indirectly possesses the power to direct affirmatively the management and policies of such corporation, limited liability company or business entity whether through ownership of voting securities or by contract relating to voting rights or corporate governance.
4.
“Agreement” means this Authorized Generic Product Supply Agreement together with all attached schedules and amendments.
5.
“Allocable Overhead” means costs incurred by Supplier that would ordinarily be included as Fully Burdened Manufacturing Cost under GAAP and that are attributable to supervisory services, general and administrative activities to the extent allowable under GAAP, occupancy (including utilities and property taxes), equipment, registrations, permits and licenses, insurance, depreciation, payroll, non-cash compensation, information systems, human resources and purchasing, as allocated to company departments based on space occupied, headcount or activity-based methods, in all cases, allocable to Supplier’s Manufacturing activities under this Agreement, excluding any idle plant cost, and as determined in accordance with GAAP as consistently applied by Supplier.
6.
“Amneal” has the meaning set out in the preamble.
7.
“Amneal ANDA” means any ANDA or 505(b)(2) application filed by Amneal for which VIVITROL is the reference drug thereto; or any ANDA or 505(b)(2) application for which VIVITROL is the reference listed drug that is acquired, licensed or otherwise becomes owned or controlled by Amneal after the date on which this Agreement is signed, from a Third Party.
8.
“Amneal ANDA Product” means a naltrexone product that Amneal seeks approval for in the Amneal ANDA, wherein naltrexone is the sole active ingredient or any ANDA or 505(b)(2) product for which VIVITROL is the reference listed drug that is acquired, licensed or otherwise becomes owned or controlled by Amneal after the date on which this Agreement is signed, from a Third Party.

9.
“ANDA(s)” means abbreviated new drug application(s) submitted or to be submitted to the FDA pursuant to 21 C.F.R. Part 314 (including any amendments and supplements thereto).
10.
“Anti-Corruption Laws” has the meaning set forth in Section 5.6(a).
11.
“API” means the active pharmaceutical ingredient for the Authorized Generic Product.
12.
“Applicable Law” means all laws, ordinances, rules, rulings, directives and regulations of any Governmental Authority that apply to the development, manufacture or supply of the Authorized Generic Product or the other activities contemplated under this Agreement, including (i) all applicable federal, state and local laws, rules and regulations; (ii) the U.S. Federal Food, Drug and Cosmetic Act; (iii) regulations and guidelines of the FDA and other Regulatory Authorities, including GMPs; and (iv) any applicable non-U.S. equivalents of any of the foregoing, including guidelines of the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (as amended from time to time).
13.
“Authorized Generic Product” has the meaning set out in the preamble.
14.
“Bankruptcy Code” has the meaning set forth in Section 10.21.
15.
“Bankruptcy Event” means, with respect to a Party, (a) the making by it of a general assignment for the benefit of creditors, (b) the commencement by it of any voluntary petition in bankruptcy or suffering by it of the filing of an involuntary petition of its creditors, which involuntary petition is not dismissed within [**] days, (c) the suffering by it of the appointment of a receiver to take possession of all, or substantially all, of its assets, (d) the suffering by it of the attachment or other judicial seizure of all, or substantially all, of its assets, (e) the admission by it in writing of its inability to pay its debts as they come due, or (f) the making by it of an offer of settlement, extension or composition to its creditors generally.
16.
“Batch(es)” means quantity of material that is uniform in character and quality, and which has been produced during a defined cycle of Manufacture as described in the manufacturing instructions for the Brand Product. All Batches must have a unique identifier, either through a unique Batch number or a Batch number in combination with the API code (or equivalent). The estimated yield per Batch is [**] vials.
17.
“Brand Product” has the meaning set out in the preamble.
18.
“Brite Stock” means naltrexone for extended-release injectable suspension, 380 mg per vial, Manufactured in accordance with NDA No. 021897 and this Agreement that remains in bulk and has not been finally Packaged and Labeled as Authorized Generic Product.
19.
“Business Day” means any day other than a Saturday, a Sunday or any day on which commercial banks located in New York City, New York, U.S.A. are authorized or required to remain closed.
20.
“Claim” has the meaning set out in Section 7.2(a).

21.
“COA/COC” means the certificates for each Batch or lot of API delivered hereunder listing the tests performed, the Specifications and the test results and certifying that such Batch was manufactured in accordance with Applicable Law, including GMP.
22.
“Components” means the API, excipients, and any other product or material used in the Manufacture of the Authorized Generic Product including the packaging materials, syringe and diluent.
23.
“Confidential Information” has the meaning set forth in Section 8.1.
24.
“Debarred Entity” has the meaning set out in Section 5.3.
25.
“Debarred Individual” has the meaning set out in Section 5.3.
26.
“Delivery” or “Delivered” or “Deliver” has the meaning set out in Section 2.8(b).
27.
“Delivery Date” has the meaning set out in Section 2.6(a).
28.
“Delivery Window” has the meaning set out in Section 2.6(a).
29.
“Deposit” means [**] of the Transfer Price Invoice.
30.
“Diluent Costs” means the Fully Burdened Manufacturing Costs for the Manufacturing of the diluent Component of the Authorized Generic Product, plus [**] on a per unit basis.
31.
“Dispute” has the meaning set out in Section 10.11(a).
32.
“Distribute” or “Distribution” or “Distributing” means, with respect to a pharmaceutical product, to market, promote, distribute (including to store and handle product in the course of such distribution), offer for sale and sell such product.
33.
“Distributor Affiliate” means an Affiliate of Distributor.
34.
“Distributor Indemnitee” has the meaning set out in Section 7.1(a).
35.
“Distributor Payment Failure” has the meaning set out in Section 4.4(d).
36.
“Distributor-Related Supply Delay” has the meaning set out in Section 2.12(d).
37.
“Dossier” means all processes, techniques, studies, and data, which may be used as the basis for a Regulatory Filing sufficient for the receipt of Marketing Authorization, which Dossier is prepared in the format required by the Regulatory Authorities, for example common technical document format. The Dossier with respect to the Authorized Generic Product shall be consistent with the specifications in the NDA for VIVITROL. For the avoidance of doubt, Supplier shall not be required to share any VIVITROL Dossier with Distributor.
38.
“Drug Master File” means one or more files, owned by Supplier, that provide confidential, detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of human drug products.

39.
“Effective Date” has the meaning set out in Section 9.1(a).
40.
“Failure to Supply” has the meaning set out in Section 2.12(a).
41.
“FDA” means the United States Food and Drug Administration, or any successor agency thereto performing similar functions.
42.
“FDA Licensed Distributors” has the meaning set out in Section 3.1(d).
43.
“FDA Regulated Facilities” has the meaning set out in Section 3.1(d).
44.
“Final Batch Forecast” has the meaning set out in Section 2.5(c).
45.
“First Delivery” has the meaning set out in Section 2.7(a).
46.
“First Forecast” has the meaning set out in Section 2.5(a).
47.
“First Tranche” has the meaning set out in Section 2.5(a).
48.
“Force Majeure Event” means an external event which the affected Party could not have avoided by reasonable diligence and commercially reasonable efforts, including but not limited to: (a) acts of God; (b) fire, explosion, or unusually severe weather; (c) war, invasion, riot, terrorism, or other civil unrest; (d) governmental laws, orders, restrictions, actions, embargo or blockages; (e) national or regional emergency; (f) strikes or industrial disputes at a national level which directly impact the affected Party’s performance under this Agreement, or (g) other similar cause outside of the reasonable control of such Party.
49.
“Forecast” has the meaning set out in Section 2.5(a).
50.
“Forecast Adjustment” has the meaning set out in Section 2.5(b).
51.
“Fully Burdened Manufacturing Cost” means the costs incurred (i.e., paid or accrued) by Supplier in the [**] as determined in accordance with GAAP as consistently applied by Supplier.
52.
“GAAP” means generally accepted accounting principles in the Territory.
53.
“GMPs” means current good manufacturing practices and standards as set forth (and as amended from time to time) in the current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations, including 21 C.F.R. Sections 210 and 211, and any corresponding practices and standards under Applicable Law in the Territory, or the country in which the Authorized Generic Product is Manufactured hereunder, subject to any arrangements, additions or clarifications, and the respective roles and responsibilities, agreed from time to time between the Parties.
54.
“Governmental Authority” means any court, agency, department, authority or other instrumentality of any nation, state, country, city or other political subdivision, including any Regulatory Authority.

55.
“Gross Price” means the price invoiced by Distributor to arm’s length Third Party customers for the Authorized Generic Product.
56.
“Indemnify” has the meaning set out in Section 7.1(a).
57.
“Indemnified Party” has the meaning set out in Section 7.2(a).
58.
“Indemnifying Party” has the meaning set out in Section 7.2(a).
59.
“Independent Laboratory” has the meaning set out in Section 3.4(b)(vi).
60.
“Infringement Action” means an action brought against Distributor for patent infringement due to Distributor’s sale of Authorized Generic Product.
61.
“Intellectual Property Right” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or licensed, whether registered or unregistered. Without limitation to the foregoing, Intellectual Property Rights shall include, such rights in and to (a) issued patents and all provisional and pending patent applications, any and all divisions, continuations, continuations in part, reissues, continuing patent applications, re-examinations and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, and any patent disclosures, invention disclosures, discoveries and improvements, whether or not patentable; (b) copyrights and copyrightable works, including databases (or other collections of information, data, works or other materials), packaging artwork and design rights; (c) technology, know-how, recipes, processes, trade secrets, inventions, business information, technical information, methods, marketing information and materials, business plans, proprietary data, formulae, techniques, specifications, research and development data, non-public information and confidential information and rights to limit the use or disclosure of any of the foregoing by any person; (d) computer software (including source code and object code, data files, application programming interfaces, computerized databases and other software-related specifications); (e) trademarks; (f) Internet domain names; (g) rights of publicity and other rights to use the names and likeness of individuals and (h) claims, causes of action and defenses relating to any of the foregoing; in each case, including registrations, applications, recordings, and extensions and common-law rights relating to any of the foregoing.
62.
“IPR” has the meaning set out in the preamble.
63.
“Labeling” has the meaning set out in Section 2.4(b)(i).
64.
“Last Mile Obligations” has the meaning set out in Section 3.1(d).
65.
“Launch Date” has the meaning set out in Section 1.2(a).
66.
“Launch Term” means the period of three hundred and sixty five (365) days from the Launch Date of the Authorized Generic Product. For example, if the Launch Date was January 15, 2027, the Launch Term would expire on January 14, 2028.

67.
“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned or controlled by Supplier or any of its Affiliates during the Launch Term (including any Intellectual Property Rights with respect to any jointly-owned subject matter) that are reasonably necessary or useful for the Distribution of the Authorized Generic Product, including the Licensed Patent.
68.
“Licensed Patent(s)” means U.S. Patent No. 7,919,499 and any continuations, continuations-in-part, divisionals, reissues and re-examinations thereof, and any other patents currently listed or listed in the future in the Orange Book covering VIVITROL.
69.
“Loss” or “Losses” means actual damages, liabilities, obligations, costs, expenses or losses, including without limitation, reasonable legal fees and expenses, court costs, arbitration fees, penalties, fines, and amounts paid in settlement of claims.
70.
“Manufacture” or “Manufactured” or “Manufacturing” means the processes and procedures for the supply of the Authorized Generic Product, including: (a) the supply and quality control of the Components; (b) the manufacture of the Authorized Generic Product in bulk; (c) the bulk Packaging, and subsequent final Packaging and Labeling of the Authorized Generic Product; (d) the quality control of the finished version of the Authorized Generic Product; (e) the storage of the Authorized Generic Product until shipment; and (f) Delivery of the Authorized Generic Product.
71.
“Marketing Authorization” means the approval to market and sell a drug product in the Territory issued by the responsible Regulatory Authority.
72.
“Maximum Volume” has the meaning set out in Section 2.5(d).
73.
“MSDS” has the meaning set out in Section 3.4(a).
74.
“NDA” means the new drug application number 021897, as filed with the FDA (including any amendments and supplements thereto).
75.
“NDC Number” means the unique identifying numbers assigned to a drug product, including the labeler code, product code and package code, in connection with the drug listing requirements of Section 510(j) of the United States Federal Food, Drug, and Cosmetic Act.
76.
“Negligent Party” has the meaning set out in Section 6.3(b).
77.
“Net Profit” means Net Sales of the Authorized Generic Product less:
a.
The Transfer Price paid by Distributor; and
b.
[**] incurred by Distributor in connection with the distribution of the Authorized Generic Product in the Territory in respect of arm’s length transactions, all of which costs covered by this clause (b) shall be deemed to be equivalent to [**] of Net Sales; and

All components of Net Profit shall be determined in accordance with US GAAP and applied on a basis consistent with Distributor’s annual audited financial statements.

78.
“Net Sales” means the aggregate net revenues actually received by Distributor and its Affiliates in relation to sales of the Authorized Generic Product in the Territory to arm’s length Third Party customers, being the Gross Price invoiced for the sale of the Authorized Generic Product in the Territory by Distributor and its affiliates to arm’s length Third Party customers, less the sum of following items (with each item below counted only once in calculating Net Sales and not counted in calculating Net Profits):

[**]

All components of Net Sales shall be determined in accordance with GAAP and applied on a basis consistent with Distributor’s annual audited financial statements.

79.
“Non-Ordered Units” has the meaning set out in Section 2.10(c).
80.
“Non-Refundable Costs” has the meaning set forth in Section 4.2.
81.
“Ordered Authorized Generic Product” has the meaning set out in Section 2.12(d).
82.
“Other Reportable Event” means an event that does not necessarily meet the ICH definition of an Adverse Event, including pregnancy, breast-feeding, product diversion, adulteration of product, off-label use, lack of effect or loss of therapeutic efficacy, underdose and occupational or accidental exposure.
83.
“Package” or “Packaged” or “Packaging” means packaging the finished Authorized Generic Product in accordance with applicable Specifications.
84.
“Party” or “Parties” means any party to this Agreement referred to individually or collectively.
85.
“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency thereof.
86.
“Pharmacovigilance Agreement,” “Safety Data Exchange Agreement” or “SDEA” means an agreement to be entered into by the Parties about their obligations in relation to the collection, assessment, monitoring, reporting, and prevention of adverse effects, Adverse Events, or adverse reactions relating to the Authorized Generic Product and which is incorporated by reference into this Agreement as Schedule B.
87.
“Product Complaint” means any written, electronic, or oral communication concerning a potential deficiency or defect (perceived or real) related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a marketed drug product or device.
88.
“Promotional Material” means all materials used to promote a drug or biologic, such as promotional Labeling and advertisements. regardless of the format, manner, or medium by which such materials are presented, including brochures, booklets, detailing pieces, internet websites, print ads, exhibits, sound recordings and advertisements (e.g., radio and television advertising).
89.
“Quality Agreement” means an agreement to be entered into by the Parties about their obligations in relation to the Manufacture, Packaging, testing, and release of the Authorized Generic Product in accordance with GMP and which is incorporated by reference into this Agreement as Schedule B.
90.
“Recall Expenses” has the meaning set out in Section 6.3(b).
91.
“Recipients” has the meaning set out in Section 8.2.
92.
“Regulatory Authority” means the applicable government agency, department, bureau or other governmental entity responsible for regulating pharmaceutical drugs in the Territory, including the FDA, Centers for Medicare & Medicaid Services (CMS), and others.
93.
“Regulatory Filing” means all materials, including both Dossiers and Drug Master Files, comprising the application to the Regulatory Authorities in the Territory to obtain a Marketing Authorization for a drug product.
94.
“Required Standards” means Applicable Law, the Regulatory Filing, the Specifications, and the Quality Agreement.
95.
“SDEA” has the meaning set out in Section 6.2(a).
96.
“Second Delivery” has the meaning set out in Section 2.7(b).
97.
“Second Tranche” has the meaning set out in Section 2.5(a).
98.
“Single Purchase Order” has the meaning set out in Section 2.6(a).
99.
“Specifications” means, with respect to the Authorized Generic Product or applicable Component thereof, all written product, regulatory, Manufacturing, quality control and quality assurance procedures, processes, practices, standards, instructions and specifications applicable to the Manufacture of such Authorized Generic Product or Component, as applicable, including storage and handling conditions, as set forth in the Regulatory Filing for the Authorized Generic Product. The Specifications shall be consistent with the specifications in the NDA for the Brand Product. With respect to release, “Specification” also means the combination of physical, chemical, biological, and microbiological tests and acceptance criteria that determine the suitability of the Authorized Generic Product at the time of release. For further clarity, “Specifications” also include the chemistry, manufacturing and controls requirements for the Authorized Generic Product and the applicable Components. For the avoidance of doubt, other than the COA/COC and MSDS, Supplier shall not be required to share the Specifications with Distributor.
100.
“Supplier” has the meaning set out in the preamble.
101.
“Supplier Indemnitees” has the meaning set out in Section 7.1(b).
102.
“Supplier’s Profit Share Amount” has the meaning set out in Section 4.3(a).

103.
“Term” has the meaning set out in Section 9.1(a).
104.
“Territory” has the meaning set out in the preamble.
105.
“Third Party” means any Person other than the Parties and their respective Affiliates.
106.
“Third Party ANDA Product” means a Third Party product, approved by FDA through an ANDA, that is A- rated to VIVITROL.
107.
“Third Party ANDA Product Launch” means the first commercial sale in the Territory of a Third Party ANDA Product, pursuant to an arms-length transaction.
108.
“Third Party ANDA Product Launch Failure” has the meaning set out in Section 2.9.
109.
“Third Party Claim” has the meaning set out in Section 7.1(a).
110.
“Trade Control Laws” has the meaning set out in Section 5.5(a).
111.
“Transfer Price” has the meaning set out in Section 4.1.
112.
“Transfer Price Invoice” has the meaning set out in Section 4.4(a)(ii).
113.
“TRO Action” has the meaning set out in Section 10.11(a).
114.
“Unauthorized Generic Product Launch” has the meaning set out in Section 1.2(c).
115.
“Wind Down Costs” has the meaning set out in Section 9.3(c).

Schedule B – PHARMACOVIGILANCE AGREEMENT & QUALITY AGREEMENT

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B-1

SCHEDULE C – NON-REFUNDABLE COSTS

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C-1